UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed By a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
North Pointe Holdings Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the Appropriate Box):
☐ No fee required.
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of North Pointe Holdings Corporation

(2)	Aggregate number of securities to which transaction applies:
(a) 8,919,329 shares of common stock, and (b) options to purchase 712,500 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculated solely for the purpose of determining the filing fee. The maximum aggregate value was determined based upon the sum of: (a) 8,919,329 shares of common stock multiplied by the merger consideration of $16.00 per share, and (b) options to purchase 712,500 shares of common stock multiplied by $4.623228 (which is the difference between the merger consideration of $16.00 per share and the weighted average exercise price of $11.376772 per share). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying 0.00003930 by the maximum aggregate value, as defined in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$146,003,314

(5)	Total fee paid:
$5,737.93

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NORTH POINTE HOLDINGS CORPORATION
28819 Franklin Road, Suite 300
Southfield, Michigan 48034

March 7, 2008

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of North Pointe Holdings Corporation, which we refer to as North Pointe, to be held at the Birmingham Conference Center, 31301 Evergreen Rd., Beverly Hills, MI 48025, on April 10, 2008 at 9:00 a.m. local time.

At the special meeting, we will ask you to (a) approve the Agreement and Plan of Merger, dated as of January 3, 2008, which together with the attached Plan of Merger, we refer to as the merger agreement, among QBE Holdings, Inc., a Delaware corporation, which we refer to as Buyer, Noble Acquisition Corporation, a Michigan corporation and a direct, wholly owned subsidiary of Buyer, and North Pointe, and (b) approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

If the merger is completed, each share of common stock of North Pointe will be converted into the right to receive $16.00 in cash, without interest and less any applicable withholding taxes, as more fully described in the accompanying proxy statement.

Our board of directors has unanimously determined that it is in the best interests of North Pointe and our shareholders to enter into, and has adopted and approved, the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes to approve the merger agreement at the time of the special meeting.

The merger will not be completed unless the merger agreement is approved by holders of a majority of the outstanding shares of our common stock, voting together as a single class. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement and the transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement, including the annexes.

Your vote is very important. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to approve the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or via the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the separate voting instruction form furnished by your broker, bank or other nominee. The enclosed proxy card contains instructions regarding voting.

Thank you for your cooperation and support.

Sincerely,

/s/ JAMES G. PETCOFF
James G. Petcoff
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated March 7, 2008, and is first being mailed to shareholders on or about March 10, 2008.

NORTH POINTE HOLDINGS CORPORATION
28819 Franklin Road, Suite 300
Southfield, Michigan 48034

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 10, 2008

Dear Shareholder:

Notice is hereby given that a special meeting of shareholders of North Pointe Holdings Corporation, a Michigan corporation, which we refer to as North Pointe or the Company, will be held at the Birmingham Conference Center, 31301 Evergreen Rd., Beverly Hills, MI 48025, on April 10, 2008 at 9:00 a.m. local time. The purposes of the special meeting will be:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 3, 2008, which together with the attached Plan of Merger, we refer to as the merger agreement, among QBE Holdings, Inc., a Delaware corporation, which we refer to as Buyer, Noble Acquisition Corporation, a Michigan corporation and a direct, wholly owned subsidiary of Buyer, and the Company. Upon completion of the merger, each share of common stock of the Company will be converted into the right to receive $16.00 in cash, without interest and less any applicable withholding tax.

2. To consider and vote upon a proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

3. To transact any other business that may properly come before the special meeting or any adjournment thereof.

Our board of directors has unanimously determined that it is in the best interests of the Company and its shareholders to enter into, and has adopted and approved, the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes to approve the merger agreement at the time of the special meeting.

The merger will not be completed unless the merger agreement is approved by holders of a majority of the outstanding shares of common stock of the Company, voting together as a single class. Only shareholders of record on March 7, 2008 are entitled to notice of and to vote at the special meeting or at any adjournment thereof. A list of North Pointe shareholders eligible to vote at the special meeting will be available at our principal offices at 28819 Franklin Road, Southfield, Michigan 48034 during normal business hours from March 31 through April 9, 2008, and will also be available at the special meeting and at any adjournment thereof.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or via the Internet. Shareholders who attend the special meeting may revoke their proxies and vote in person.

Please do not send your stock certificates with your proxy. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

If you need assistance in submitting your proxy or voting your shares of our common stock, or if you have additional questions about the merger, please call Brian J. Roney, our Chief Financial Officer, at (248) 358-1171.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement and the annexes thereto carefully.

By Order of the Board of Directors,

/s/ B. MATTHEW PETCOFF
B. Matthew Petcoff
Secretary

Southfield, Michigan
March 7, 2008

Page

NO FINANCING CONDITION	35
CALLING OF SHAREHOLDER MEETING	35
NO SOLICITATION	36
TAKEOVER PROPOSAL AND SUPERIOR PROPOSAL	36
RECOMMENDATION WITHDRAWAL; SPECIAL COMPANY TERMINATION RIGHTS	37
TERMINATION	37
TERMINATION FEES AND EXPENSES	38
INDEMNIFICATION AND INSURANCE	38
AMENDMENT, EXTENSION AND WAIVER	39
ADDITIONAL AGREEMENTS	39
MARKET PRICE OF COMMON STOCK	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
SUBMISSION OF SHAREHOLDER PROPOSALS	42
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	42
WHERE YOU CAN FIND MORE INFORMATION	42
Annex A — AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 3, 2008 AMONG NORTH POINTE HOLDINGS CORPORATION, NOBLE ACQUISITION CORPORATION AND QBE HOLDINGS, INC.
Annex B — PLAN OF MERGER BETWEEN NOBLE ACQUISITION CORPORATION AND NORTH POINTE HOLDINGS CORPORATION
Annex C — OPINION OF J.P. MORGAN SECURITIES INC.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. In order to fully understand the merger, the merger agreement and all the transactions contemplated thereby, you should carefully read this entire proxy statement, its annexes and the documents referred to in this proxy statement.

References to North Pointe, the Company, we, our or us in this proxy statement refer to North Pointe Holdings Corporation and its subsidiaries, unless otherwise indicated by the context. References to the merger agreement in this proxy statement refer to the Agreement and Plan of Merger, dated as of January 3, 2008, among QBE Holdings, Inc., Noble Acquisition Corporation and the Company, including the attached Plan of Merger.

The Parties to the Merger

North Pointe Holdings Corporation

North Pointe Holdings Corporation is a Michigan corporation headquartered in Southfield, Michigan. We are an insurance holding company that primarily writes property and casualty insurance, including specialty commercial insurance lines consisting primarily of coverages for liquor liability, property, general liability, commercial multi-peril and commercial automobile. In 2006, over 80% of our net premiums earned were derived from policies in Florida and Michigan. In 2007, we acquired Capital City Holding Company, a stock property and casualty insurance holding company and certain affiliates. Capital City Insurance Company, Inc., a subsidiary of Capital City Holding Company, specializes in workers’ compensation and other specialty coverage for the forestry industry and other commercial risks.

QBE Holdings, Inc.

QBE Holdings, Inc., which we refer to in this proxy statement as Buyer, is a Delaware corporation and an indirect, wholly-owned subsidiary of Australia’s QBE Insurance Group Limited, one of the top 25 insurers and reinsurers worldwide. QBE Holdings, Inc. is the lead holding company in the group’s QBE the Americas division, which is a leading North and South American insurer and reinsurer headquartered in New York. The division conducts business through various property and casualty insurance subsidiaries in eight countries. QBE the Americas is one of the top 20 property and casualty insurers in the United States, with more than $4.3 billion in annual gross written premiums and an estimated combined policyholders’ surplus of approximately $2.0 billion.

Noble Acquisition Corporation

Noble Acquisition Corporation, which we refer to in this proxy statement as Merger Sub, is a newly formed Michigan corporation and a direct, wholly owned subsidiary of Buyer. Merger Sub was organized solely for the purpose of completing the merger. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Time, Place and Purpose of the Special Meeting

The special meeting will be held on April 10, at 9:00 a.m. local time, at the Birmingham Conference Center, 31301 Evergreen Rd., Beverly Hills, MI 48025. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement and to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies.

Record Date

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on March 7, 2008, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date.

Vote Required for Approval of the Merger Agreement and Adjournment

The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock, voting together as a single class, is required to approve the merger agreement. As of March 7, 2008, the record date for the special meeting, 8,919,329 shares of our common stock were outstanding. This means that to approve the merger agreement, 4,459,665 shares or more must vote in the affirmative at the special meeting. The affirmative vote of the holders of a majority of our common stock present or represented by proxy at the special meeting and entitled to vote on the proposal, voting together as a single class, is required to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies.

The Merger

Background of the Merger

A detailed description of the events which led to the proposed merger is included in this proxy statement beginning on page 11.

Reasons for the Merger; Recommendation of our Board of Directors

Our board of directors has unanimously determined that it is in the best interests of North Pointe and our shareholders to enter into, and has adopted and approved, the merger agreement. A discussion of the factors considered by our board of directors in making such determination is included in this proxy statement beginning on page 16.

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Opinion of JPMorgan

Our board of directors has received an opinion from J.P. Morgan Securities Inc., which we refer to in this proxy statement as JPMorgan, to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of our common stock is fair, from a financial point of view, to such holders. JPMorgan provided the opinion for the information and assistance of our board of directors in connection with its consideration of the merger and the merger agreement, and the opinion is not a recommendation as to how any of our shareholders should vote or act with respect to the merger. The full text of the opinion of JPMorgan which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. We encourage you to carefully read the full text of JPMorgan’s opinion.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders. These interests may present actual or potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

The Merger Agreement

The Merger

If the merger is completed, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of Buyer. We encourage you to carefully read the merger agreement attached to this proxy statement as Annex A.

Merger Consideration

Subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of our common stock will be canceled and converted into the right to receive $16.00 in cash per share, which we refer to in this proxy statement as the merger consideration, without interest and less any required withholding taxes.

Treatment of Options

Under the terms of the merger agreement, on or prior to the completion of the merger, each outstanding vested or unvested option to purchase our common stock will be canceled and the holder will be entitled to receive in cash an amount equal to the difference between the merger consideration and the exercise price of each applicable stock option, without interest and less any required withholding taxes.

Conditions to the Merger; Regulatory Approvals

In addition to approval of our shareholders as described in this proxy statement, the merger is subject to regulatory approvals and satisfaction or waiver of other customary closing conditions.

U.S. state insurance laws and regulations generally require that, prior to the direct or indirect acquisition of an insurance company, the acquiring company must obtain the approval of the insurance regulatory authority of the jurisdiction in which the target insurance company is domiciled. In connection with the merger, filings for regulatory approval are required with the insurance regulatory authorities of Florida, Michigan and South Carolina, the states in which the Company’s insurance subsidiaries are domiciled. In addition, a filing for regulatory approval was made for the captive insurance company, Midfield Insurance Company, in the District of Columbia. These filings were made with the insurance regulatory authorities of Florida, Michigan, South Carolina and Washington, D.C. on January 31, 2008.

Although Buyer and we do not expect the regulatory authorities to object to the transaction or otherwise withhold their approval, there is no assurance that Buyer and we will obtain all necessary regulatory approvals.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to in this proxy statement as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to in this proxy statement as the DOJ, and the applicable waiting period has expired or has been terminated. Buyer and we filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on February 13, 2008, and we received notice from the FTC that early termination of the waiting period was granted effective February 25, 2008.

No Financing Condition

The merger is not subject to a financing condition.

No Solicitation of Other Offers

Under the terms of the merger agreement, we agreed not to, and we agreed to cause our representatives not to:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers, provide any non-public information or data to any third party related to or in connection with a takeover proposal, or knowingly make any other efforts or attempts that constitute or would reasonably be expected to lead to, any takeover proposal, or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend to our shareholders, any takeover proposal;

•	enter into any merger agreement, letter of intent or other agreement providing for or relating to a takeover proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to complete the transactions contemplated by the merger agreement;

•	waive, terminate, or modify or fail to enforce any provision of any “standstill” or similar obligation of any third party; or

•	agree or publicly propose to do any of the foregoing.

However, if at any time prior to the approval of the merger agreement by our shareholders, we receive a bona fide unsolicited takeover proposal from any third party, we are permitted to engage in discussions or negotiations with, or provide any non-public information to, any such party if our board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that such takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal and the failure to provide non-public information to or engage in discussions or negotiations with, such third party would be inconsistent with our directors’ fiduciary duties under applicable law.

At any time prior to shareholder approval of the merger agreement, subject to the payment of a termination fee and expense reimbursement in certain circumstances (as described in “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees and Expenses” beginning on page 37 and 38 respectively), our board of directors may (a) effect a recommendation withdrawal (as defined in “The Merger Agreement — Recommendation Withdrawal; Special Company Termination Rights” beginning on page 37) and/or (b) terminate the merger agreement, in either case, if our board of directors determines in good faith, after consultation with its outside counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Termination of the Merger Agreement

We and Buyer each have certain termination rights under the terms of the merger agreement, including the right of either party to terminate the merger agreement if the merger has not been completed on or before October 1, 2008.

In the event that the merger agreement is terminated by us in order to enter into a transaction that is a superior proposal we will be required to pay a fee of approximately $4.3 million to Buyer.

In the event that the merger agreement is terminated for any reason permitted under the Merger Agreement other than (i) mutual consent, (ii) failure to obtain the necessary regulatory or shareholder approvals, or (iii) material breach by Buyer, we will be required to reimburse Buyer for an amount not to exceed $750,000 for transaction fees and expenses incurred by Buyer and its affiliates.

Effects on the Company if the Merger is not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, we will remain a public company and our common stock will continue to be listed and traded on the NASDAQ Global Market, which we refer to in this proxy statement as NASDAQ. In that case, your shares of common stock will not be cashed out and you will retain your ownership of them. Under specified circumstances described in this proxy statement, we may be required to pay Buyer a termination fee and/or to reimburse Buyer for its out-of-pocket expenses up to an agreed-upon cap.

Market Price of our Common Stock

Our common stock is listed on NASDAQ under the trading symbol “NPTE”. On January 2, 2008, which was the last trading day before the Company announced the execution of the merger agreement, our common stock closed at $10.65 per share. On March 6, 2008, which was the last trading day before the printing of this proxy statement, our common stock closed at $15.57 per share. On December 3, 2007 and October 3, 2007, which were the last trading days one month and three months prior to the announcement of the execution of the merger agreement, respectively, our common stock closed at $10.75 and $11.00, respectively.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which we encourage you to read carefully.

Q.	When and where is the special meeting?

A.	The special meeting will be held on April 10, 2008, at 9:00 a.m. local time, at the Birmingham Conference Center, 31301 Evergreen Rd., Beverly Hills, MI 48025.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to vote on whether you wish to approve the merger agreement that we have entered into with Buyer and Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company and we will become a wholly owned subsidiary of Buyer. You are also being asked to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q.	If the merger is completed, what will I receive for each share of my common stock?

A.	If the merger is completed, you will be entitled to receive $16.00 in cash, without interest and less any applicable withholding tax for each share of our common stock that you own.

Q.	If the merger is completed and I am an option holder, what will I receive for my options?

A.	If the merger is completed and you hold vested or unvested options to purchase our common stock, your options will be canceled and you will be entitled to receive in cash an amount equal to the difference between $16.00 and the exercise price of each applicable stock option, without interest and less any required withholding taxes.

Q.	How does North Pointe’s board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 16, for a discussion of the factors that our board of directors considered in deciding to recommend approval of the merger agreement by our shareholders.

Q.	How many votes do I have?

A.	You have one vote for each share of our common stock you own as of March 7, 2008, the record date for the special meeting.

Q.	May I attend the special meeting in person?

A.	Yes. All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, as of the close of business on March 7, 2008, the record date for the special meeting, may attend the special meeting in person.

Q.	How do I cast my vote?

A.	You may cast your vote by:

• signing and dating each proxy card you receive and returning it in the enclosed prepared envelope;

• using the telephone number printed on your proxy card;

• using the Internet voting instructions printed on your proxy card; or

• if you hold your shares in “street name,” you must follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies.

Q.	Can I change or revoke my vote?

A.	Yes. You may change or revoke your proxy at any time before the vote is taken at the special meeting:

• if you hold your shares in your name as a shareholder of record, by notifying in writing our Secretary, B. Matthew Petcoff, 28119 Franklin Road, Suite 300, Southfield, MI 48034;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

• by submitting a later-dated proxy card;

• if you voted by telephone or via the Internet, by voting again at a later date by telephone or via the Internet; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will vote your shares only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will not have an effect on any vote regarding the adjournment of the special meeting.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered differently or are in more than one account, you may receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted. These proxy cards should each be completed and returned separately in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date for the special meeting is earlier than the date the special meeting is being held and earlier than the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $16.00 per share in cash to be paid to our shareholders in the merger. In order to receive the $16.00 per share, you must hold your shares through completion of the merger.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies.

Q.	Should I send in my stock certificates with my proxy?

A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please DO NOT send your certificates in now.

Q.	When is the merger expected to be completed?

A.	We are working toward completing the merger and currently expect that the merger will be completed in April. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, shareholder approval and approvals from the insurance regulatory authorities of Florida, Michigan and South Carolina, the domiciliary states of our insurance subsidiaries, must be obtained and other closing conditions must be satisfied or waived.

Q.	Is the merger a taxable transaction for shareholders?

A.	For U.S. federal income tax purposes, the merger will be a taxable transaction for U.S. holders of our common stock. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 26. The merger may also be a taxable transaction for shareholders under applicable state, local and foreign income and other tax laws.

We strongly encourage you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock, including in exchange for options to purchase shares of our common stock, pursuant to the merger.

Q.	Who can help answer my other questions?

A.	If you need assistance in submitting your proxy or voting your shares of common stock, or if you have additional questions about the merger, please call Brian J. Roney, our Chief Financial Officer, at (248) 358-1171.

Q.	Where can I find more information about North Pointe?

A.	We file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to in this proxy statement as the SEC. You may obtain a free copy of this proxy statement, as well as all other documents filed by North Pointe with the SEC, at the SEC’s website, http://www.sec.gov or on our website, http://www.npte.com. You may also obtain such documents on request to Brian J. Roney, Chief Financial Officer, North Pointe Holdings Corporation, 28819 Franklin Road, Southfield, Michigan, telephone: (248) 358-1171.

Q.	If I am not satisfied with the merger consideration of $16.00 per share for my stock, do I have appraisal rights?

A.	No. Because the merger consideration is to be paid in full in cash, under the Michigan Business Corporation Act you do not have the right to dissent and have your shares appraised by a court.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain matters discussed in this proxy statement and the documents we incorporate by reference into this proxy statement are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. Forward-looking statements may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this proxy statement. These include, but are not limited to:

•	regulatory approvals necessary for the merger may not be obtained, or necessary regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the Company or cause the parties not to complete the transaction;

•	conditions to the closing of the merger may not be satisfied or waived;

•	the outcome of any legal proceedings initiated against the Company and others following the announcement of the merger cannot be predicted and could delay or prevent the merger;

•	the business of the Company may suffer as a result of uncertainty surrounding the merger;

•	the costs, fees, expenses and charges related to the merger, including if we are required to pay Buyer a termination fee or reimburse Buyer’s transaction expenses under the terms of the merger agreement, may adversely affect us; and

•	we may be adversely affected by other economic, business, and/or competitive factors.

Other factors that could cause our actual results to differ materially from those expressed or implied above are discussed under “Risk Factors” in our most recent annual report on Form 10-K and our other filings with the SEC. We undertake no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Shareholders are cautioned not to place undue reliance on these forward-looking statements.

THE PARTIES TO THE MERGER

North Pointe Holdings Corporation

North Pointe Holdings Corporation
28819 Franklin Road
Southfield, Michigan 27517
(248) 359-9945.

North Pointe Holdings Corporation is a Michigan corporation headquartered in Southfield, Michigan. We are an insurance holding company that primarily writes property and liability insurance, including specialty commercial insurance lines consisting primarily of coverages for liquor liability, property, general liability, commercial multi-peril and commercial automobile. In 2006, over 80% of our net premiums earned were derived from policies in Florida and Michigan. In 2007, we acquired Capital City Holding Company, a stock property and casualty insurance holding company and certain affiliates. Capital City Insurance Company, Inc., a subsidiary of Capital City Holding Company, specializes in workers’ compensation and other specialty coverage for the forestry industry and other commercial risks.

For more information about us, please visit our website at http://www.npte.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 42. Our common stock is publicly traded on NASDAQ under the symbol “NPTE”.

QBE Holdings, Inc.

QBE Holdings, Inc., which we refer to in this proxy statement as Buyer, is a Delaware corporation and an indirect, wholly-owned subsidiary of Australia’s QBE Insurance Group Limited, one of the top 25 insurers and reinsurers worldwide. QBE Holdings, Inc. is the lead holding company in the group’s QBE the Americas division, which is a leading North and South American insurer and reinsurer headquartered in New York. The division conducts business through various property and casualty insurance subsidiaries in eight countries. QBE the Americas is one of the top 20 property and casualty insurers in the United States, with more than $4.3 billion in annual gross written premiums and an estimated combined policyholders’ surplus of approximately $2.0 billion.

Noble Acquisition Corporation

Noble Acquisition Corporation is a newly formed Michigan corporation and a direct, wholly owned subsidiary of Buyer. Merger Sub was organized solely for the purpose of completing the merger. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on April 10, 2008, at 9:00 a.m. local time, at the Birmingham Conference Center, 31301 Evergreen Rd., Beverly Hills, MI 48025, or at any adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement and to consider and vote upon a proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about March 10, 2008.

Record Date and Quorum

The holders of record of our common stock as of the close of business on March 7, 2008, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of March 7, 2008, the record date for the special meeting, 8,919,329 shares of our common stock were outstanding.

The holders of 33.33% of our common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum. If a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspectors of election appointed for the special meeting. The inspectors of election will determine whether a quorum is present at the special meeting. In the event that a quorum is not present, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval of the Merger Agreement

Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock, voting together as a single class, is required to approve the merger agreement. This means that to approve the merger agreement, 4,459,665 shares or more must vote in the affirmative at the special meeting. If the required vote is not obtained, the merger will not occur. With respect to the proposal to approve the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Proxies and Revocation

If you are a shareholder of record and submit a proxy by telephone or via the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or as indicated pursuant to such other method of submission. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote, except that, unless otherwise indicated on the proxy card:

•	no proxy voted against approval of the merger agreement will be voted in favor of any adjournment of the special meeting; and

•	no proxy voted against adjournment of the special meeting to solicit additional proxies will be voted in favor of approval of the merger agreement.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares. Brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the merger agreement, which we refer to in this proxy statement as broker non-votes. Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we received proxies on which holders have noted an abstention from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” approval of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You may change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying in writing our Secretary, B. Matthew Petcoff, at 28819 Franklin Road, Suite 300, Southfield, Michigan 48304;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or via the Internet, by voting a second time by telephone or via the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

We do not expect that any matter other than the approval of the merger agreement (and the approval of the adjournment of the meeting, if deemed necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, if deemed necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting. In order to approve such proposal to adjourn the special meeting, the affirmative vote of a majority of the shares present at the special meeting and entitled to vote thereat is required, whether or not a quorum exists at the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for the approval of the proposal to approve the merger agreement. Our board of directors has full authority to adjourn the special meeting for any purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any shareholders.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. Our directors, officers and employees may solicit proxies by personal contact, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Brian J. Roney, our Chief Financial Officer, at (248) 358-1171.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Introduction

We are seeking approval of the merger agreement among Buyer, Merger Sub and the Company. If the merger is completed, Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of Buyer. In addition, if the merger is completed, we will cease to be a publicly held company. In connection with the merger, each outstanding share of our common stock will be canceled and converted into the right to receive $16.00 in cash per share, without interest and less any required withholding taxes.

Background of the Merger

As part of their ongoing evaluation of the Company’s business, our board of directors and our senior management regularly review and assess opportunities to achieve our long-term strategic goals and to maximize shareholder value. From time to time, our board of directors and our senior management have reviewed and evaluated a variety of strategic options for the Company in light of the business trends and regulatory conditions impacting us or expected to impact us and the industries in which we operate.

The time and attention our board of directors spent on reviewing and evaluating a possible sale of the Company increased in late 2006 and early 2007, as market conditions affecting our business changed significantly. In 2004 and 2005, the Company suffered significant losses due to extensive hurricane damage in the southeastern United States. These losses caused the Company to cut back on its level of participation in the insurance business opportunities in Florida in the fall of 2006. The consequential interruption in the Company’s growth momentum highlighted to our board of directors the fact that the Company’s lack of insurance policy volume, relative to its peers in the industry and its overhead cost structure, resulted in a significant competitive disadvantage in the marketplace. Our board of directors and senior management believed that the Company’s general and administrative costs either had to be reduced or had to be spread over a much larger volume of business for the Company to remain competitive with its peers. The board of directors examined (i) the multiples of book value at which other insurance companies were selling, (ii) the need for significant growth that would enable the Company to spread its overhead costs over a much larger premium base, and (iii) indications of a looming softness in the casualty insurance market, which our board of directors believed made it much more likely that larger insurers will begin to invade our niche markets. The board of directors expected that entry of larger insurers would put downward pressure on the Company’s premium rates. For these reasons, our board of directors determined to explore several possible strategic options, including a sale of the Company.

Our Chief Financial Officer, Mr. Roney, led our efforts to select an investment bank to act as our financial advisor with respect to a possible sale of the Company. Several regional investment banks and several national investment banks were evaluated as potential candidates to fill that role. Two regional investment banks and two national investment banks were asked to give presentations to our management during the course of the selection process. Following those presentations, JPMorgan was determined by the finance committee to be the leading candidate, in part because of the working relationship that JPMorgan has with the Company, and also because JPMorgan has extensive experience in the insurance industry and has been involved in a large number of merger and acquisition transactions involving publicly traded companies as well as a large number of transactions involving companies in the insurance business.

On February 5, 2007, representatives of JPMorgan presented that firm’s analysis to the finance committee, which is comprised of Messrs. Joon S. Moon, R. Jamison Williams, Jr., and Richard J. Lindberg, all of whom are independent directors. The Company’s Chief Executive Officer, Mr. James G. Petcoff, and the Company’s Chief Financial Officer, Mr. Brian J. Roney were also in attendance. The JPMorgan representatives discussed various business considerations regarding the Company, the business sectors in which the Company operates and the overall insurance market outlook for 2007. The Company’s representatives discussed JPMorgan’s presentation and asked questions regarding the possible timeline to completion if the Company were to use JPMorgan’s services to lead a process involving the sale of the Company.

Later in February 2007, the Company was presented with an opportunity to acquire Capital City Holding Company, Inc. (“Capital City”), a property and casualty insurance holding company based in South Carolina. Our board of directors and senior management shifted their focus away from a sales process to evaluate whether such an acquisition would present an opportunity for the Company to grow in a manner consistent with its long-term strategy to increase shareholder value. After satisfactory due diligence review and business negotiations, the Company signed a stock purchase agreement on May 11, 2007. Following additional due diligence and required regulatory filings, we completed the acquisition on July 2, 2007, and began the process of integrating the Capital City operations.

On September 6, 2007, the finance committee of our board of directors held a special meeting to again consider conducting a process to solicit the interest of third parties in acquiring the Company and to consider engaging JPMorgan to lead an exploratory sales process. The Company’s Chief Executive Officer, Mr. James G. Petcoff, the Company’s Chief Financial Officer, Mr. Brian J. Roney, representatives of JPMorgan and Mr. Donald J. Kunz, a representative of our primary outside counsel, the law firm of Honigman, Miller, Schwartz and Cohn, LLP (“Honigman”), were also in attendance. The representatives of JPMorgan gave a presentation regarding the potential sale of the Company and responded to questions from the finance committee, and then left the meeting. Mr. Roney then discussed the proposed terms of JPMorgan’s engagement.

Following those discussions, the finance committee members discussed the competitive posture of the Company, including its expense structure, its prospects for revenue growth and the apparent softening of the insurance market. The finance committee then engaged in a lengthy discussion regarding the proposed sale and the prospects for the Company in the absence of such a sale. After discussion, the finance committee unanimously resolved to recommend to the full board of directors the engagement of JPMorgan on terms similar to those discussed by Mr. Roney and the commencement of an auction process to sell the Company.

On September 12, 2007, the full board of directors held a special meeting to review the recommendation of the finance committee and vote on a proposal to engage JPMorgan and begin the process to sell the Company to a third party. Mr. Roney, our chief financial officer and Mr. Kunz of Honigman were also in attendance. At the request of Mr. James G. Petcoff, Mr. R. Jamison Williams discussed the activities of the finance committee in reviewing potential transactions. Mr. R. Jamison Williams discussed the finance committee’s consideration of the competitive position of the Company, management and overhead burden, its prospects for growth and the apparent softening of the property and casualty insurance markets in general. Mr. R. Jamison Williams also reviewed the finance committee’s recommendation that the Company engage JPMorgan to solicit interest in a possible sale transaction involving the Company.

Mr. Roney then discussed with our full board of directors the proposed terms of JPMorgan’s engagement letter, including JPMorgan’s fee and other aspects of their engagement. Following the presentation, our board of directors discussed the proposed sale process, the terms of JPMorgan’s services, and the risks and opportunities involved in pursuing a sale of the Company. After a lengthy discussion, our board of directors unanimously approved the commencement of an auction process and the engagement of JPMorgan on terms substantially similar to those discussed.

Following the board of directors meeting, the Company management worked with JPMorgan to identify a list of potential candidates that should be approached by JPMorgan to determine their level of interest in a business combination transaction with the Company. A total of 62 potential candidates were identified, 38 of which, including Buyer, were potential strategic buyers and 24 of which were potential financial buyers.

On September 19, 2007, the Company signed an engagement letter with JPMorgan under which JPMorgan would act as financial advisor to the Company in connection with a possible sale or other combination transaction with a potential purchaser. The scope of JPMorgan’s services included advising and assisting the Company in evaluating potential transactions, assisting the Company in preparing offering materials for distribution to potential purchasers, advising the Company in its negotiation of the financial aspects of a potential transaction, and, if requested by the Company, providing an opinion on the fairness of the terms of any transaction that might be considered by our board of directors.

The following day, September 20, 2007, JPMorgan began contacting potential strategic and financial buyers identified by JPMorgan and the Company’s senior management and sending such potential buyers publicly available information regarding the Company. In response to that initial solicitation, 19 potential buyers, including Buyer, executed confidentiality agreements with the Company containing customary confidentiality and standstill provisions. Each of these potential buyers received a bid process letter along with access to a first-round data room containing limited confidential information on the Company and its business operations, financial performance and growth strategy. Interested bidders were asked to submit non-binding indications of interest by October 17, 2007.

Prior to October 17, 2007, representatives of all the potential financial buyers and all but four of the potential strategic buyers informed JPMorgan that they did not expect to submit indications of interest. Several of the potential financial buyers explained that recent instability in credit markets, which significantly reduced their access to funding, influenced their decision to withdraw from the sale process.

On October 17, 2007, JPMorgan received non-binding indications of interest from three strategic bidders who are in the insurance business. Those three bidders are referred to in this proxy statement as Strategic Bidders A, B and C. Strategic Bidder A’s preliminary indication of interest valued the equity of the Company in the range of $13.50 — $15.00 per share. Strategic Bidder B’s preliminary indication of interest valued the equity of the Company at $12.00 per share. Strategic Bidder C valued the equity of the Company at $12.50 per share. Each bidder proposed to pay 100% cash consideration for the Company.

On October 18, 2007, JPMorgan received a non-binding indication of interest from Buyer. Buyer’s preliminary indication of interest valued the equity of the Company at $13.83-$16.01 per share, in cash.

On October 23, 2007, representatives of JPMorgan presented a review of the bids received to members of our board of directors and senior management. Members of our board of directors and senior management discussed the terms of the four proposals, particularly the proposed offer prices and the existence of any financing conditions. After further discussions with Strategic Bidders B and C, the board of directors decided not to go forward with such parties because it determined that their bids did not represent appropriate value for our shareholders. The board of directors unanimously agreed to recommend that Buyer and Strategic Bidder A be permitted to proceed with more detailed due diligence in preparation of submitting a final offer.

On November 5, 2007, our senior management, together with representatives of JPMorgan, attended a dinner meeting with Buyer in New York City.

The following day, November 6, 2007, our senior management made a presentation to Buyer’s management at Buyer’s office in New York City. Representatives from JPMorgan also attended.

On November 9, 2007, our senior management made a similar presentation to management of Strategic Bidder A, again with representatives of JPMorgan in attendance.

On November 19, 2007, JPMorgan sent Buyer an invitation to submit a final binding offer to acquire the Company. The invitation letter included an outline of the expected elements of the offer, including the purchase price per share, the form of consideration, the source of financing, whether due diligence has been completed, and a request for a list of any authorizations or approvals that would be required in order to complete the acquisition. A draft of the merger agreement prepared on behalf of the Company was also included, with a request that Buyer return a copy marked up to show any changes that would be required by Buyer. In addition, Buyer was requested to include certain other key assumptions and factors that would be considered important in evaluating Buyer’s response.

On November 19 and 20, 2007, our senior management met with representatives of Buyer at the Company’s facilities in South Carolina and Michigan. Representatives from JPMorgan also attended.

On November 25, 2007, representatives from the Company and Buyer visited the South Carolina office of Capital City Insurance Company, Inc. and Davis-Garvin Agency, two Company subsidiaries.

On November 26 and 27, 2007, our senior management met with representatives of Buyer at Buyer’s offices in Manhattan to review certain due diligence items. Representatives from JPMorgan were also in attendance during the November 26 due diligence session.

On November 29, 2007, representatives of Strategic Bidder A contacted JPMorgan and indicated that Strategic Bidder A did not plan to submit a final proposal and was withdrawing from the sale process.

On December 5, 2007, members our board of directors held a meeting to monitor the progress of the sale process. Mr. Roney provided a general status update and a review of the due diligence process with Buyer. Representatives from JPMorgan discussed a typical timeline that might be applicable to a sale of the Company and where this transaction presently was on such a timeline.

On December 11, 2007, JPMorgan received a proposal from Buyer which stated that it was offering to acquire 100% of the Company’s shares for approximately $136.5 million, or $15.00 per share on a fully-diluted basis, in cash. Buyer’s proposal included a revised draft merger agreement. Buyer also discussed the employment termination provisions of Mr. James G. Petcoff’s employment agreement with the Company, and expressed an expectation that Mr. James G. Petcoff would be willing to replace his employment termination rights with a consulting agreement that would be less costly to the Company and would provide continuity of management for a period of time following the sale. Buyer’s proposal also contained a provision requiring certain members of our board of directors and senior management to enter into shareholder voting agreements that would require them to vote their shares in favor of the merger, as well as a requirement that our board of directors may only withdraw their recommendation that the shareholders vote for the merger if required by their fiduciary obligations, but in that event the Company would still be required to hold a shareholder vote. Furthermore, Buyer proposed a termination fee of approximately $5 million to be paid in the event the transaction did not close for a variety of reasons, plus reimbursement of Buyer’s expenses up to $1 million.

On December 12, 2007, members of our board of directors instructed representatives of JPMorgan to continue discussions with Buyer regarding its proposal, specifically related to the financial terms of Buyer’s offer.

On December 13, 2007, our board of directors held a meeting to discuss Buyer’s offer. Representatives of our senior management and Mr. Kunz of Honigman participated in the meeting. Mr. Kunz was invited to advise our board of directors with respect to certain legal considerations in connection with its response to the offer. Mr. Kunz discussed with our board of directors its fiduciary responsibilities, explained the structure of the proposed merger and described the process for the potential sale, including the requirement of shareholder approval. Mr. Roney then provided our board of directors with a detailed summary of Buyer’s offer, including the treatment of options and restricted stock, an overview of the representations, warranties and covenants contained in the merger agreement, the ability of the company to consider and accept superior offers, and the Company’s obligation to pay a termination fee and reimburse Buyer’s expenses in certain circumstances. Our board of directors discussed the offer and the Company’s potential response.

Representatives of JPMorgan joined the December 13, 2007 meeting via telephone and led a discussion regarding a review of the auction process and the Company’s financial and market position relative to companies in its peer group. The board of directors discussed JPMorgan’s presentation at length, then instructed JPMorgan to make contact with Buyer and to make a counter-offer to Buyer. The JPMorgan representatives subsequently left the meeting.

After the departure of the JPMorgan representatives, our board of directors continued to discuss the presentation and the offer letter. The board of directors also discussed management’s view of the prospects for the Company. Mr. Matthew Petcoff advised our board of directors that the property and casualty industry was beginning to soften, and management expected prices to become very competitive. The other directors asked questions of Mr. Matthew Petcoff and further discussed the challenges facing the Company. Following their discussion, the board of directors authorized Mr. James G. Petcoff and director Mr. R. Jamison Williams to negotiate final terms and conditions for the sale with Buyer for presentation to the full board of directors for review and a decision on whether or not to proceed with such a sale.

Following additional negotiations, on December 13, Buyer’s general counsel sent JPMorgan a revised offer, in which Buyer raised the purchase price from $15.00 per share to $16.00 per share, or approximately $146 million, for the outstanding stock. This price change was contingent on reaching agreement on other terms and conditions for the merger, including entering into an acceptable consulting agreement with Mr. James G. Petcoff in replacement of his employment agreement.

Mr. James G. Petcoff, Mr. R. Jamison Williams and other members of our senior management worked with attorneys from Honigman and Edwards Angell Palmer & Dodge LLP (“EAPD”), legal advisers to Buyer, on negotiating a final agreement. On December 14, 2007, representatives of Honigman received additional comments from EAPD on the draft merger agreement. Later that day our internal legal counsel and other members of our senior management together with our outside counsel at Honigman and Buyer’s internal legal counsel together with its outside counsel at EAPD, held a conference call to review the comments and concerns expressed by Buyer in their mark-up of the merger agreement, so that negotiations of the terms and conditions in the merger agreement could begin. Various calls and meetings between Honigman and EAPD were held throughout the day with regard to both negotiations and outstanding due diligence requests made by Buyer.

On the morning of December 17, 2007, members of our senior management, representatives from Honigman, and representatives from EAPD held a telephonic conference to discuss issues with the draft merger agreement. Subsequent to this call, Honigman distributed a revised version of the merger agreement, constituting the Company’s counterproposal, plus a preliminary set of the Company’s disclosure schedules. This version of the merger agreement reflected the negotiations of the parties as well as the Company’s response on certain issues that were not yet fully settled.

On the morning of December 19, 2007, representatives of the Company, Buyer, Honigman and EAPD, discussed Buyer’s comments on the draft merger agreement by conference telephone call. The participants explained their various perspectives on the open issues and, in some cases, negotiated compromise positions. In the evening of December 19, 2007, EAPD circulated a revised draft of the merger agreement reflecting the results of the discussion and negotiations for the Company and Honigman to review.

Honigman and EAPD continued reviewing and negotiating the terms of the merger agreement on December 20 and 21, 2007. Buyer offered to drop its request that certain members of our Board and senior management enter into voting agreements requiring them to vote their shares in the Company to approve the merger agreement. The Company and Buyer also agreed to reduce the amount of the requested termination fee and expense reimbursement in the event the merger did not close for certain specified reasons. Late in the evening on December 21, 2007, Honigman circulated a revised draft incorporating the changes from the negotiations to date.

On December 23, 2007 Honigman and EAPD continued negotiations over the terms and conditions on which our board of directors could withdraw their recommendation that the shareholders of the Company vote to approve the merger agreement. The parties finally agreed that such a recommendation withdrawal could only be made if our board of directors was actively considering a proposal from a third party that appeared to offer superior value to our shareholders, as compared to the offer made by Buyer. That and other issues continued to be negotiated via e-mail correspondence and conference calls.

On the afternoon of December 26, 2007, EAPD circulated a revised draft of the merger agreement, reflecting negotiations that took place during the day. By the end of the day on December 28, 2007, Honigman and EAPD had completed their negotiations on the material terms of the merger agreement and Buyer had reached a satisfactory agreement with Mr. James G. Petcoff concerning his consulting agreement. Summaries and related informational materials were delivered to our board of directors for their review prior to making a final decision on whether to approve the proposed transaction.

On January 2, 2008, our board of directors held a meeting to discuss the merger agreement and to hear JPMorgan’s presentation as to the fairness of the offer made by Buyer. All of our board of directors members attended the meeting. In addition, other members of our senior management, representatives of JPMorgan and Mr. Kunz of Honigman were also in attendance. JPMorgan gave an oral opinion, which was confirmed the next day by delivery of its written opinion, to the effect that, as of such date and based on and subject to the factors and assumptions set forth in its written opinion, the $16.00 per share cash consideration to be paid to the holders of the Company’s common shares in the proposed merger was fair, from a financial point of view, to such holders (for a full discussion of the JPMorgan opinion see — Opinion of JPMorgan beginning on page 18). The full text of JPMorgan’s written opinion to our board of directors, dated as of January 3, 2008, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by JPMorgan, is attached to this proxy statement as Annex C and is incorporated by reference in its entirety into this proxy statement. Holders of the Company’s common shares are urged to read JPMorgan’s opinion carefully in its entirety.

Mr. Kunz then summarized the material terms of the proposed merger agreement, including the proposed transaction structure, the treatment of options, the representations, warranties and covenants contained in the merger agreement, including the ability of the Company to consider and accept superior offers and the termination fee payment and expense reimbursement obligations of the Company. Mr. Kunz also reviewed the fiduciary obligations imposed on our board of directors when it considers strategic alternatives for the Company, including a sale of the Company.

Following a discussion regarding the presentations from JPMorgan and Honigman, our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously resolved to recommend that the shareholders of the Company vote to approve the merger agreement.

On January 3, 2008, the Company, Buyer and Merger Sub executed the merger agreement. Before the trading markets opened in Australia on January 4, 2008, the Company and Buyer each issued a press release announcing the signing of the merger agreement.

Reasons for the Merger; Recommendation of Our Board of Directors

At a meeting held on January 2, 2008, our board of directors, after careful review of the facts and circumstances relating to the merger, unanimously (a) determined that the merger is in the best interests of the Company and its shareholders and declared it advisable to enter into the merger agreement, (b) subject to shareholder approval, adopted and approved the execution, delivery and performance of the merger agreement, and the consummation of the transactions contemplated thereby, including the merger, (c) resolved to recommend that the shareholders approve the merger agreement and directed that such matter be submitted for consideration of the shareholders at a special meeting of the shareholders, and (d) took steps so that the provisions of Chapters 7A and 7B of the Michigan Business Corporation Act, which we refer to in this proxy statement as the MBCA, do not apply to the execution and delivery of the merger agreement and the transactions contemplated thereby. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary for appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of the proposal to approve the merger agreement at the time of the special meeting.

In reaching its determination, our board of directors considered a number of factors that favored our board of directors’ conclusion that the merger and related transactions were in the best interests of the Company and our shareholders, including:

•	An oral opinion was received by our board of directors from JPMorgan and confirmed in writing on January 3, 2008, to the effect that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of our common stock was fair, from a financial point of view, to such holders. A summary of JPMorgan’s presentation and analysis is described under “The Merger — Opinion of JPMorgan” beginning on page 18, and the written opinion of JPMorgan is included as Annex C to this proxy statement.

•	The merger consideration of $16.00 in cash per share to be paid to our shareholders was higher than the price at which shares of our common stock ever closed and represented a premium of approximately 33% to the price at which shares of our common stock were first offered to the public in 2005.

•	The merger consideration to be paid to our shareholders in the merger:

•	represented a price equal to 13.56 times estimated diluted earnings per share for the twelve months ended December 31, 2007;

•	represented a 50% premium over the 90-day volume-weighted average price per share at the date of such board of directors meeting;

•	represented a price equal to approximately 1.55 times September 30, 2007 GAAP shareholders’ equity;

•	represented a price equal to 1.69 times September 30, 2007 GAAP tangible shareholders’ equity; and

•	was above the high end of three of seven ranges of value derived by JPMorgan, and within the other four ranges of value (see page 20).

•	The belief of the members of our board of directors, after reviewing the matter with management and the board committee’s financial advisor, that the Company would likely not be able to obtain more favorable terms from Buyer.

•	The view of our board of directors that, at the time the merger proposal was being voted on by the board, our common stock was fully valued in the marketplace, and that there was a risk that our stock price could decrease over time as compared to such value given the uncertainties and cyclicality of the specialty insurance marketplace.

•	The fact that the transaction is not subject to a financing condition.

•	The liquidity that the merger consideration will offer to our shareholders, especially given the limited trading volume of our common stock, and, in particular, the fact that between July 1, 2007 and December 31, 2007, the weighted average trading volume of shares of our common stock on NASDAQ was only approximately 5,600 shares per day.

•	The view of our board of directors that continuing to operate as a stand alone company was not likely to produce greater value in the near term, if our common stock were to trade consistent with its peers.

•	The fact that, subject to compliance with the terms and conditions of the merger agreement, our board of directors is permitted to change its recommendation to vote in favor of the proposal to approve the merger agreement and, prior to the approval of the merger agreement by shareholders, to terminate the merger agreement in order to enter into a definitive alternative acquisition agreement with respect to a superior proposal, upon the payment to Buyer of the specified termination fee and expense reimbursement.

•	The view of our board of directors, after consultation with financial and legal advisors, that as a percentage of the merger consideration to be paid in the merger, the termination fee and expense reimbursement provisions were within the range of fees and expenses provided for in similar size transactions.

Our board of directors also considered a number of material risks or potentially adverse factors in making its determination and recommendation, including:

•	Following the merger and related transactions, the Company will cease to be a public company and its current shareholders will no longer participate in any of its potential future growth or benefit from any future increase in the Company’s value.

•	Under four of seven valuation methodologies employed by JPMorgan in preparing its valuation analysis, the high ends of the ranges of imputed values were greater than the per share merger consideration.

•	Completion of the merger is subject to regulatory approvals and there can be no assurance that these approvals will be received prior to the outside date under the merger agreement, or at all, or that the regulatory approvals will not contain conditions that may cause the parties not to complete the merger.

•	Our Company may be required to pay Buyer certain fees and, in certain circumstances, reimburse Buyer’s expenses in the event that the Company terminates the merger agreement to accept another proposal.

•	The terms of the merger agreement prevent the Company from soliciting alternative proposals.

•	The interests of our directors and executive officers that may be different from, or in addition to, the interests of our shareholders generally.

•	For U.S. federal income tax purposes, the cash merger consideration will generally be taxable to the shareholders of the Company.

•	The possibility of disruption to our operations following the announcement of the merger, and the resulting effect on the Company if the merger is not completed.

This discussion of the information and factors considered by our board of directors in reaching its conclusions and recommendation includes all of the material factors considered by our board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by our board of directors in evaluating the merger and related transactions and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, individual members of our board of directors may have accorded greater or lesser relative importance to specific factors considered than did other members of our board of directors. Our board of directors unanimously approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if deemed necessary or appropriate, to solicit additional proxies.

Opinion of JPMorgan

Pursuant to an engagement letter dated September 19, 2007, the Company retained JPMorgan as its financial advisor in connection with the proposed merger.

At the meeting of our board of directors on January 2, 2008, JPMorgan rendered its oral opinion to the board of directors of the Company, which opinion was confirmed in writing on January 3, 2008, that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of JPMorgan dated January 3, 2008, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. You are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to our board of directors, addresses only the consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the merger. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its final opinion, JPMorgan, among other things:

•	reviewed the January 3, 2008 version of the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the Company’s management with respect to certain aspects of the merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without independent verification or assuming responsibility or liability for independent verification, the accuracy and completeness of any and all information that was publicly available or was furnished to or discussed with JPMorgan by the Company or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of the Company or Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, JPMorgan assumed that such financial analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. It also assumed that the representations and warranties made the Company, Buyer and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to JPMorgan’s analysis. JPMorgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors of the Company with respect to such matters. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of JPMorgan’s written opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company’s common stock in the proposed merger, and JPMorgan expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. JPMorgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the merger consideration to be received by the holders of the Company’s common stock in the merger, or with respect to the fairness of any such compensation.

Summary of Certain Financial Analyses

In connection with rendering its opinion to our board of directors, JPMorgan performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions of such analyses, without considering all of the analyses and their narrative descriptions, could create an incomplete view of the processes underlying JPMorgan’s analyses and opinion. In arriving at its fairness determination, JPMorgan did not attribute any particular weight to any factor or analysis considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion; rather, JPMorgan arrived at its opinion based on the results of all the analyses undertaken by it and assessed as a whole. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold or of actual values or future results that might be achieved, which values may be higher or lower than those indicated.

JPMorgan’s opinion and financial analyses were only some of the many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or the Company with respect to the merger or the merger consideration.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Summary of Imputed Share Values

JPMorgan assessed the fairness of the merger consideration to the holders of the Company’s common stock in connection with the merger by assessing the value of the Company using several methodologies, including a comparable publicly traded companies analysis using valuation multiples from selected publicly traded companies, a regression analysis, a comparable acquisitions analysis and a dividend discount model analysis, each of which is described in more detail below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the $16.00 per share merger consideration.

The following table shows the ranges of imputed valuation per share of the Company’s common stock derived using each of these methodologies. The table should be read together with the more detailed summary of each of the valuation analyses discussed below.

	Imputed Valuation per Share of Common Stock
Valuation Methodology	Minimum	Maximum

Comparable Publicly Traded Companies Analysis (2007 analyst estimates)	$9.45	$13.00
Comparable Publicly Traded Companies Analysis (2008 analyst estimates)	10.10	13.85
Regression Analysis	10.65	13.50
Comparable Acquisitions Analysis (actual book value multiples)	14.50	17.50
Comparable Acquisitions Analysis (LTM earnings multiples)	14.75	17.10
Comparable Acquisitions Analysis (NTM earnings multiples)	12.60	16.40
Dividend Discount Model Analysis	13.95	19.65

Comparable Publicly Traded Companies Analysis

JPMorgan compared the financial and operating performance of the Company with publicly available information of selected property and casualty insurance companies. The companies selected were:

•	The Navigators Group, Inc.

•	Tower Group, Inc.

•	First Mercury Financial Corporation

•	Hallmark Financial Services, Inc.

•	Amerisafe, Inc.

•	Nymagic, Inc.

•	ProCentury Corporation

•	Specialty Underwriters’ Alliance, Inc.

These companies were selected, among other reasons, for their size, target market, specialty focus and performance. None of the companies utilized in the analysis, however, is identical to the Company. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect their public trading value.

For each selected company, JPMorgan calculated the ratio of its estimated earnings per share for 2007 and 2008, based on the estimates provided by the Institutional Brokerage Estimate System, or I/B/E/S (a data service that compiles estimates issued by securities analysts), to its stock price as of January 2, 2008. For 2007, JPMorgan calculated earnings multiples of the selected companies as ranging from a low of 6.7x to a high of 13.4x with a median of 9.5x and a mean of 9.8x. For 2008, JPMorgan calculated earnings multiples of the selected companies as ranging from a low of 6.3x to a high of 12.0x with a median of 9.5x and a mean of 9.5x. Based on the multiples of equity value computed as set forth above, and taking into account differences between the Company’s business and the businesses of the selected comparable publicly traded companies and such other factors as JPMorgan deemed appropriate, JPMorgan derived an appropriate range of earnings multiples for 2007 and 2008 to be applied to the Company’s estimated earnings per share for such years. By applying the derived range of multiples for 2007 to the Company’s 2007 estimated earnings per share (based on projections provided by the Company’s management), JPMorgan derived a range of equity values for the Company of between $9.45 and $13.00 per share, and by applying the derived range of multiples for 2008 to the Company’s 2008 estimated earnings per share (based on projections provided by the Company’s management), JPMorgan derived a range of equity values for the Company of between $10.10 and $13.85 per share.

Regression Analysis

JPMorgan performed a regression analysis, which assesses the relationship between price-to-book value ratios and return on average book equity, to determine, for each of the comparable publicly traded companies, the relationship between (a) the ratio of its closing stock price as of January 2, 2008 to its book value per share at September 30, 2007 and (b) such company’s 2008 estimated return on average book equity, based on I/B/E/S estimates. Based on this analysis, JPMorgan derived a range of equity values of the Company of between $10.65 and $13.50 per share.

Precedent Transactions Analysis

Using publicly available information, JPMorgan examined the following selected transactions which together were considered the most relevant transactions for purposes of JPMorgan’s analysis because they involved companies with a similar business focus relative to the Company:

Announcement Date	Target	Acquiror

06/11/2007	James River Group, Inc.	The D.E. Shaw Group
12/13/2006	Praetorian Financial Group, Inc.	QBE Holdings Inc.
08/04/2006	Republic Companies Group, Inc.	Delek Capital Ltd.
04/12/2006	Sirius America Insurance Company	Lightyear Capital, LLC
10/15/2004	Penn-America Group Inc.	United National Group Ltd.
07/01/2003	Royal Specialty Underwriting, Inc.	Alleghany Corporation
07/23/2001	Capitol Transamerica Corporation	Alleghany Corporation
05/07/2001	Front Royal, Inc.	Argonaut Group Inc.

JPMorgan then calculated each transaction’s equity value (a) as a multiple of the earnings of the target company for the last twelve months, or LTM, prior to the transaction, (b) as a multiple of the estimated earnings of the target company for the next twelve months, or NTM, after the transaction and (c) as a multiple of the book value of the target company. No transaction reviewed was directly comparable to the proposed merger. Accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the Company relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

JPMorgan calculated the multiples of transaction equity value to the LTM earnings for the target companies as ranging from a low of 12.4x to a high of 14.6x, with a median of 13.4x and a mean of 13.5x, the multiples of transaction equity value to the NTM earnings for the target companies as ranging from a low of 10.1x to a high of 13.7x, with a median of 11.0x and a mean of 11.5x, and the multiples of transaction equity value to book value for the target companies as ranging from a low of 1.20x to a high of 2.57x, with a median of 1.66x and a mean of 1.62x. Based on the multiples set forth above, and taking into account differences between the Company’s business and the businesses of the target companies in the precedent transactions and such other factors as JPMorgan deemed appropriate, JPMorgan derived an appropriate range of multiples for 2007 and 2008 to be applied to the Company’s estimated earnings per share for such years and an appropriate range of price-to-book multiples to be applied to the Company’s book value as of September 30, 2007.

Based upon the multiples derived from this analysis, JPMorgan derived a range of implied equity values for the Company’s common stock of between $14.75 and $17.10 per share when the multiples derived from the analysis of the LTM earnings of the target companies in the precedent transactions were applied to the Company’s estimated 2007 earnings per share (based on projections provided by the Company’s management), between $12.60 and $16.40 per share when the multiples derived from the analysis of the NTM earnings of the target companies in the precedent transactions were applied to the Company’s estimated 2008 earnings per share (based on projections provided by the Company’s management), and between $14.50 and $17.50 per share when the multiples derived from the transaction equity value to book value of the target companies in the precedent transactions were applied to the Company’s book value at September 30, 2007.

Dividend Discount Model Analysis

JPMorgan performed a discounted dividend analysis to estimate a range of present values for the Company’s common stock as of December 31, 2007. JPMorgan’s analysis used projected ranges of the Company’s performance metrics for the years 2007 through 2017 provided by the Company’s management that were based on the current estimate of the Company’s premium, growth, loss ratio performance and other operating metrics and excluded development of prior years’ loss reserves. The cash flows were modeled assuming that the Company would continue to operate as an independent entity.

The valuation range was determined by adding the present value of (a) cash available for shareholder dividends during the time period December 31, 2007 to December 31, 2017 and (b) the terminal value of the Company’s common stock at December 31, 2017. In calculating the terminal value of the Company’s common stock, JPMorgan applied a range of perpetual dividend growth rates in the terminal year of 2.0% to 3.0% and discounted the future dividends to the terminal date using discount rates ranging from 11% to 13%. The dividend stream and the terminal value were discounted to present value using discount rates ranging from 11% to 13%.

Based on the assumptions set forth above, JPMorgan determined that the present value of the Company’s common stock ranged from $13.95 to $19.65 per share.

Other Information

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the Company and deliver an opinion to our board of directors with respect to the merger on the basis of such experience and its familiarity with the Company.

Pursuant to the terms of the engagement letter with JPMorgan, we agreed to pay JPMorgan a fee equal to $2,000,000 plus a certain percentage of the difference (which percentage is variable based on the size of such difference) between the actual consideration (defined as the total amount of cash and the fair market value of any property paid to us or our shareholders in connection with the merger) and the reference enterprise value (defined as the aggregate value of our common stock plus our outstanding debt, each as of the date we began the process of selling the Company). Of this transaction fee, $100,000 became payable upon JPMorgan’s engagement by the Company and $1,000,000 became payable upon delivery by JPMorgan of its fairness opinion. The balance of this transaction fee will become payable upon the closing of the merger or another business combination transaction pursuant to an agreement entered into within 18 months of the termination of our engagement of JPMorgan. If the proposed merger is consummated on the terms contemplated by the merger agreement and described in this proxy statement, the aggregate transaction fee payable to JPMorgan is estimated to be $3,000,000. We have agreed to reimburse JPMorgan for expenses incurred in connection with its services, including the fees and disbursements of counsel, and to indemnify JPMorgan and related persons against certain liabilities, including liabilities arising under the federal securities laws.

During the past two years, JPMorgan and its affiliates have had significant commercial or investment banking relationships with the Company and Buyer and its affiliates for which JPMorgan and its affiliates have received significant compensation. Such services during such period have included acting as sole structuring advisor and joint bookrunner in a $550 million bond issuance by an affiliate of Buyer in April 2007 and acting as the sole manager of our investment portfolio until August 2007. In addition, JPMorgan and its affiliates have in the past provided, and may continue to provide, commercial or investment banking services to the Company and Buyer and its affiliates, all for customary compensation. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of the Company or Buyer for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of Our Directors and Executive Officers in the Merger

Our directors and executive officers may be deemed to have interests in the merger that are in addition to, or different from, the interests of our shareholders. These interests may present actual or potential conflicts of interest. These interests may include, but are not limited to the separation consulting agreement by and among the Company, Buyer and Mr. James G. Petcoff dated as of January 3, 2008, and described in the section entitled “Termination Payments” beginning on page 24. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and recommend that our shareholders vote in favor of the approval of the merger agreement.

Treatment of Stock Options

As of the record date, there were approximately 712,500 shares of our common stock issuable pursuant to stock options granted under our equity incentive plans to our directors, officers and employees, including executive officers. Pursuant to the terms of the merger agreement, at the effective time of the merger each outstanding vested or unvested option to purchase shares of our common stock will be canceled and the holder will be entitled to receive in cash an amount equal to the difference between the merger consideration and the exercise price of each applicable stock option, without interest and less any required withholding taxes.

The following table identifies, for our current directors and executive officers, the aggregate number of shares of our common stock subject to outstanding vested and unvested stock options held as of December 31, 2007, and the cash-out value of such stock options.

		Number of	Aggregate
	Aggregate	Shares	Cash Out	Aggregate
	Shares	Underlying	Value of	Cash Out
	Subject to	Unvested	Unvested	Value of All
Directors and Executive Officers	Options	Options	Options(1)	Options(2)

James G. Petcoff	120,000	76,000	$328,000	$510,000
B. Matthew Petcoff	90,000	68,000	$318,200	$409,200
John H. Berry	25,000	15,000	$60,000	$100,000
Bradford T. Lyons	72,000	56,600	$269,000	$332,700
Brian J. Roney	60,000	49,000	$236,200	$281,700
L. Matthew MacLean	66,000	52,800	$252,600	$307,200
Richard J. Lindberg	-0-
Joon S. Moon	-0-
Jorge J. Morales	-0-
R. Jamison Williams, Jr.	-0-
Julius A. Otten	-0-
Joseph D. Sarafa	-0-
Paul B. Deemer	25,000	23,000	$121,100	$132,100
John F. Siebert	10,000	10,000	$51,400	$51,400

(1)	This column represents the cash-out value of all unvested options that will be canceled in connection with the merger, which is calculated in each case by multiplying the number of shares of our common stock underlying unvested stock options held by each individual by the positive difference between the merger consideration and the exercise price of the unvested stock options.

(2)	This column represents the cash-out value of all options, vested and unvested, to be canceled in connection with the merger, which is calculated in each case by multiplying the aggregate number of shares of our common stock underlying stock options held by each individual by the positive difference between the merger consideration and the exercise price of the stock options.

Termination Payments

The Company previously entered into employment agreements with Messrs. James G. Petcoff and B. Matthew Petcoff pursuant to which, among other things, the Company agrees to provide post-termination salary, bonus and benefits. In the event that either Mr. James G. Petcoff or Mr. B. Matthew Petcoff are terminated upon death or disability, or are terminated by the Company without cause, then the Company offers the continuation of certain salary, bonus and benefits. The termination payments do not contemplate any tax gross-ups. The merger will not, by itself, trigger such payments unless either Mr. James G. Petcoff or Mr. B. Matthew Petcoff, respectively, is also terminated under such circumstances.

If the proposed merger is approved and the transaction closes, Mr. James G. Petcoff’s employment agreement described above will be terminated and replaced by a separation and consulting agreement by and among the

Company, Buyer, and Mr. James G. Petcoff dated as of January 3, 2008. Pursuant to the separation and consulting agreement, Mr. James G. Petcoff has agreed that, if the transaction closes, he will resign his employment and all positions he holds with the Company and waive all rights to his previous employment agreement described above, including but not limited to, the termination and change of control payments to which he would otherwise be entitled. Post-closing, Mr. James G. Petcoff will be engaged as a consultant to the surviving corporation for a term of up to two years. During the term of the consulting agreement, Mr. James G. Petcoff is entitled to receive payments of $50,000 per month for his consulting services. The consulting agreement also contains non-compete and non-solicitation clauses, under which Mr. James G. Petcoff is prohibited from competing with the surviving corporation for a period of two years after expiration of the two-year consulting term. In consideration for these restrictions, Mr. James G. Petcoff is entitled to receive monthly payments of $10,000 for the duration of the non-compete and non-solicitation period.

The Company also previously entered into severance agreements with each of Mr. Brian J. Roney, Mr. Paul B. Deemer, Ms. Natalie Bradley, and Ms. Rochelle Kaplan pursuant to which, among other things, the Company agrees to provide post-termination salary in the event the employment of any of Mr. Roney, Mr. Deemer, Ms. Bradley or Ms. Kaplan, respectively, is terminated for any reason within 120 days of a change of control. The termination payments do not contemplate any tax gross-ups. The merger will not, by itself, trigger such payments unless the employment of Mr. Roney, Mr. Deemer, Ms. Bradley or Ms. Kaplan, respectively, is terminated within the specified time period.

In addition, the Company previously entered into employment agreements with each of Mr. John F. Siebert, Mr. Vincent P. Bond, Mr. Stanley R. Ashley, Mr. Joseph J. Monteleone, Mr. Lester O’Brien and Mr. Mark E. Fryer, pursuant to which, among other things, the Company agrees to provide post-termination salary in certain situations. In the event that any of Messrs. Siebert, Bond, Ashley, Monteleone, O’Brien and Fryer are terminated by the Company under certain circumstances during a specified time period, then the Company offers the continuation of post-termination salary for a limited period. The termination payments do not contemplate any tax gross-ups. The merger will not trigger such payments; the sole trigger is termination of their employment under the specified circumstances.

Continued Benefits

Under the terms of the merger agreement, to the extent that any of our employees, including our executive officers, remain employed by the surviving corporation during the first twelve months after the effective date of the merger they will receive compensation, including base salary and incentive compensation opportunities but excluding equity-based incentive arrangements, and employee benefits that are substantially comparable in the aggregate to those received by such employee immediately prior to the merger. Employees are not third party beneficiaries under the merger agreement and may not rely on the agreements therein or any descriptions thereof. See Annex A - Agreement and Plan of Merger, Section 6.6 “Employee Matters” beginning on page A-34.

Indemnification and Insurance

The merger agreement provides for director, officer and employee indemnification arrangements and director and officer insurance arrangements for specified time periods. See “The Merger Agreement — Indemnification and Insurance” beginning on page 38.

In addition, the Company’s Articles of Incorporation provide that the Company indemnifies its executive officers and directors to the maximum extent allowed by Section 561 of the MBCA. In addition, the Company has previously entered into employment agreements with Messrs. Siebert, Bond, Ashley, Monteleone and Fryer pursuant to which the Company indemnifies each of these employees to the maximum extent allowed by Section 561 of the MBCA.

Relationship with Buyer

In 2006 and in prior years, the Company purchased reinsurance from an affiliate of Buyer in the ordinary course of business. In 2006, the Company’s reinsurance payments to Buyer’s affiliate totaled $1,359,329.00 which constituted 7.9% of the total reinsurance the Company purchased from third parties.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. persons (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, its legislative history, United States Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly on a retroactive basis. This discussion only applies to shareholders who, on the date on which the merger is completed, hold our shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). The summary does not address of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, or shareholders who hold our common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the U.S. tax consequences to any shareholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws. This discussion also does not address the receipt of cash in connection with the cancellation of stock options to purchase shares of our common stock, or any other matters relating to equity compensation or benefit plans.

For purposes of this discussion, we use the term “U.S. person” to mean a holder of shares of our common stock who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the U.S. or any of its political subdivisions;

•	a trust (a) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) for which a valid election is in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership, including an entity treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding shares of our common stock should consult its tax advisor to determine the particular tax consequences to it, including the application and effect of any state, local or foreign income and other tax laws, as a result of the merger.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local or foreign income or other tax laws. For U.S. federal income tax purposes, a shareholder whose shares of our common stock are converted into the right to receive cash in the merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received with respect to such shares and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than 12 months at the time of the completion of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding.  Backup withholding of tax may apply to cash payments to which a non-corporate shareholder is entitled under the merger agreement, unless the shareholder provides a taxpayer identification number, certifies that such number is correct (or properly certifies that it is awaiting a taxpayer identification number), and otherwise complies with the backup withholding rules. A shareholder that does not furnish a required taxpayer identification number or that does not otherwise establish a basis for exemption from backup withholding may be subject to a penalty. Each of our shareholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent promptly following the completion of the merger and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding. Otherwise, backup withholding will generally apply unless another exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT AS OF THE DATE HEREOF. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Approvals

U.S. state insurance laws and regulations generally require that, prior to the direct or indirect acquisition of an insurance company domiciled in a particular state, the acquiring company must obtain the approval of the insurance regulatory authority of that state. In connection with the merger, filings for regulatory approval are required with the insurance regulatory authorities of Florida, Michigan and South Carolina, the states in which the Company’s insurance subsidiaries are domiciled. In addition, a filing for regulatory approval was made for the captive insurance company, Midfield Insurance Company, in the District of Columbia. These filings were made with the insurance regulatory authorities of Florida, Michigan, South Carolina and Washington, D.C. on January 31, 2008.

Although the Company and Buyer do not expect these regulatory authorities to object to the transaction or otherwise withhold their approval, there is no assurance that the Company and Buyer will obtain all necessary regulatory approvals.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ and the applicable waiting period has expired or been terminated. The Company and Buyer filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on February 13, 2008, and received notice from the FTC that early termination of the waiting period was granted effective February 25, 2008. At any time before or after completion of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Buyer. At any time before or after the completion of the merger, and notwithstanding the early termination of the waiting period under the HSR Act, any U.S. state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Buyer. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

We are aware of no lawsuits filed in connection with the proposed merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 42.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, the Company will continue to exist following the merger. Upon completion of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the initial officers of the surviving corporation, other than those officers who Merger Sub determines shall not remain as officers of the surviving corporation. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

The Company and Buyer each have certain termination rights under the terms of the merger agreement, including the right of either party to terminate the merger agreement if the merger has not been completed on or before October 1, 2008. See “Termination” beginning on page 37.

The merger will be effective at the time the certificate of merger is filed with the Michigan Department of Labor and Economic Growth (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger in the first half of 2008 and as promptly as practicable following the approval of the merger agreement by our shareholders at the special meeting and following all necessary regulatory approvals being obtained. Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the third business day after the satisfaction or waiver of the conditions described under “Conditions to the Merger” beginning on page 34.

Following completion of the merger, our common stock will be delisted from NASDAQ, deregistered under the Exchange Act and no longer publicly traded. We will be a privately-held corporation and our current shareholders, will cease to have any ownership interest in us or rights as a shareholder in us. Therefore, such current shareholders will not participate in any of our potential future growth or benefit from any potential future increase in the Company’s value following the completion of the merger.

If the merger is not completed, you will not receive any payment for your shares of our common stock in connection with the merger. Instead, we will remain an independent public company and our shares will continue to be listed and traded on NASDAQ and registered under the Exchange Act. In addition, we may be obligated to pay Buyer a termination fee of 3% of the aggregate merger consideration (approximately $4.3 million). In addition, we may be required to reimburse Buyer for an amount not to exceed $750,000 for transaction fees and expenses incurred by Buyer and its affiliates if the merger agreement is terminated under certain circumstances.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive $16.00 in cash per share, without interest and less any required withholding taxes, and each holder of our common stock shall cease to have any rights with respect to such shares, except for the right to receive the merger consideration. All shares held by the Company will be retired and canceled and no payment will be made in respect of those shares.

Treatment of Options

Under the terms of the merger agreement, upon the completion of the merger, each outstanding vested or unvested option to purchase our common stock will be canceled and the holder will be entitled to receive in cash an amount equal to the difference between the merger consideration and the exercise price of each applicable stock option, without interest and less any required withholding taxes. Payments with respect to such options will be made by the surviving company.

Payment and Exchange of Certificates

Prior to the effective time of the merger, Buyer will deposit, or will cause to be deposited, with a bank or trust company reasonably acceptable to us, which we refer to in this proxy statement as the paying agent, cash in amounts and at the times necessary to pay the applicable merger consideration to each holder of shares of our common stock.

Promptly after the effective time of the merger (but in any event within five business days), the paying agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented in book entry form in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the applicable merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. Each of Buyer or the paying agent will be entitled to deduct and withhold and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, the surviving corporation will not record on the stock transfer books of the Company or the surviving corporation any transfers of shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or book-entry shares are presented for transfer, such shares will be canceled and treated as having been surrendered for the applicable merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to former holders of our common stock for more than one year following the completion of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the applicable merger consideration. None of Buyer, Merger Sub, the Company, the surviving corporation, the paying agent or any other person will be liable to any former holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation post a bond in a customary amount sufficient to protect it against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should carefully read in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Buyer and Merger Sub, and representations and warranties made by Buyer and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations and warranties that we made are qualified by the confidential disclosure schedules that we delivered to Buyer and Merger Sub concurrently with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. Shareholders are not third party beneficiaries under the merger agreement, except for the right to receive the merger consideration from and after the completion of the merger, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Buyer or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Our representations and warranties to Buyer and Merger Sub relate to, among other things:

•	corporate organization and existence;

•	corporate authorization to enter into and perform our obligations under the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities required to complete the merger;

•	absence of conflicts with or defaults under our organizational documents, other contracts and applicable laws;

•	our capital structure, including in particular the number of shares of our common stock and stock options outstanding;

•	our subsidiaries, including our equity interests in them and the conduct of our insurance operations through them;

•	certain documents we have filed with the SEC;

•	our financial statements;

•	statutory statements and other documents we file with applicable insurance regulatory authorities;

•	statements we make in this proxy statement;

•	absence of certain changes or events since December 31, 2006;

•	no undisclosed liabilities;

•	compliance with applicable laws and court orders;

•	litigation matters;

•	insurance matters;

•	title to our properties and absence of liens;

•	taxes;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	material contracts;

•	brokers’ and finders’ fees;

•	affiliate transactions;

•	our agents, brokers, and underwriters; and

•	representations and warranties made in connection with our previous acquisition of Capital City Holding Company, Inc.

Many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” is defined to mean any event, change, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, financial condition or results of operation of the Company and its subsidiaries, taken as a whole, provided that none of the following shall be considered in determining whether a material adverse effect on the Company has occurred or would reasonably be expected to occur:

•	changes or fluctuations in the economy or financial markets generally in the U.S. or changes or fluctuations that are the result of acts of war, armed hostilities or terrorism, provided that any such change or fluctuation does not disproportionately adversely affect us and our subsidiaries compared to other companies of similar size operating in the same industries and in similar geographic areas and product markets in which we and our subsidiaries operate;

•	changes that are the result of factors generally affecting the property/casualty insurance and/or workers compensation industry and the geographic areas in which we and our subsidiaries operate, provided that any such change does not disproportionately adversely affect us and our subsidiaries compared to other companies of similar size operating in the same industries and in similar geographic areas and product markets in which we and our subsidiaries operate;

•	changes in generally accepted accounting principles, the rules or policies of the Public Company Oversight Board or the statutory accounting principals prescribed or permitted by the applicable state insurance regulators as in effect as of the date of the merger agreement in any state in which our subsidiaries operate, or any applicable law or interpretation or application of any of the foregoing after the date of the merger agreement, except to the extent such changes negatively affect the Company or its subsidiaries, in a materially disproportionate manner as compared to comparable participants in the Company’s and its subsidiaries’ industry who operate in the same geographic areas as the Company and its subsidiaries;

•	the suspension of trading in securities on NASDAQ or a decline in the price, or a decline or increase in the trading volume, of our common stock, provided that this exception does not preclude a determination that any event, change, circumstance or effect underlying such decline or increase, as the case may be, has resulted in, or contributed to, a material adverse effect;

•	the entry into or announcement of the execution of the merger agreement or and consummation of the transactions contemplated hereby or the taking of any action outside of the ordinary course of business that is expressly required by the merger agreement or that is taken at the express direction of Buyer;

•	any failure by the Company to meet any estimates or projections of revenues or earnings for any period ending on or after the date of the merger agreement and prior to completion of the merger, provided that this exception does not preclude a determination that any event, change, circumstance or effect underlying such failure, has resulted in, or contributed to, a material adverse effect;

•	any (a) change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of our subsidiaries or any of their businesses or securities, provided that this exception does not preclude a determination that any event, change, circumstance or effect underlying such change or potential change, has resulted in, or contributed to, a material adverse effect, or (b) failure of any affiliate of Buyer or Merger Sub to obtain a specified credit rating or A.M. Best rating in connection with the transactions contemplated by the merger agreement; or

•	any actions taken, or the failure to take any action, which Buyer has requested in writing or to which Buyer has consented in writing.

In the merger agreement, Buyer and Merger Sub each made representations and warranties relating to:

•	corporate organization and existence;

•	corporate authorization to enter into and perform their obligations under the merger agreement;

•	necessary regulatory filings and consents and approvals of governmental entities required to complete the merger;

•	absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	information in this proxy statement supplied by them;

•	litigation;

•	brokers and finders’ fees;

•	Buyer having funds available prior to and as of the completion of the merger to pay the merger consideration and all related fees and expenses to be paid as of or prior to the completion of the merger;

•	that neither Buyer or Merger Sub is, with respect to the Company, an “interested shareholder” as such term is defined in Section 778 of the MBCA; and

•	ownership of shares of our common stock.

Conduct of Business Prior to Closing

Under the terms of the merger agreement, we have agreed that, subject to certain exceptions, between the date of the merger agreement and the completion of the merger, we will conduct, and cause our subsidiaries to conduct, our operations in the ordinary course consistent with past practice, including using our commercially reasonable efforts to preserve intact our business organization, and goodwill and relationships with customers, third party vendors, including government entities, insurance carries and other intermediaries, company producers and others having material business dealings with us and to keep available the services of our current officers and key employees.

In addition, we have agreed that, subject to certain exceptions, between the date of the merger agreement and the completion of the merger, we and our subsidiaries will not:

•	adopt or propose any change in our organizational documents;

•	declare, set aside, make or pay any dividend or other distribution in respect of our or our subsidiaries’ capital stock, except for dividends or distributions from one wholly-owned subsidiary to another wholly-owned subsidiary or to the Company;

•	adjust, split, combine or reclassify any of our common stock or issue or authorize the issuance of any other securities;

•	repurchase, redeem or otherwise acquire any shares of our common stock or the capital stock of our subsidiaries or any other equity interests or rights to acquire any such shares or interests;

•	issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber shares of our common stock or other securities or make any change to our capital structure other than upon exercise of our previously issued and outstanding options or certain issuances by and among our wholly owned subsidiaries;

•	merge or consolidate with any person or acquire any material assets or make a material investment in any other person other than acquisitions of inventory, equipment or software in the ordinary course of business consistent with past practice or investment portfolio transactions mutually acceptable to Buyer and us;

•	sell, lease, license, subject to a lien (other than a permitted lien), encumber or otherwise surrender, relinquish or dispose of any of our assets, property, product lines or businesses, except (a) pursuant to existing contracts or commitments, (b) in an amount not in excess of $250,000 individually or $1,000,000 in the aggregate or (c) investment portfolio transactions mutually acceptable to Buyer and us;

•	make any loans, advances or capital contributions to or investments in any person, in excess of $1,000,000 in the aggregate during any 12-month period, other than by the Company or any of its subsidiaries to or in the Company or any of its subsidiaries, or in investment portfolio transactions mutually acceptable to the Company and Buyer;

•	incur, guarantee or assume certain indebtedness;

•	make or commit to make any capital expenditure other than capital expenditures approved by our board of directors prior to the date of the merger agreement or within our capital budget for the 2007 fiscal year;

•	cancel any debts or waive any claims or rights of substantial value, except in the ordinary course of business consistent with past practice with respect to claims that are not material;

•	make certain specified changes to, or fail to make required contributions under, our compensation and employee benefit plans;

•	(a) grant any increase in the compensation, bonus or benefits of our directors, officers, or employees, other than increases in the compensation and benefits of persons who are employees only in the ordinary course of business consistent with past practice, (b) enter into any new employment, change of control, severance or retention agreement or amend any such existing agreement, (c) forgive any loans to employees, officers or directors of the Company or any of its subsidiaries, (d) enter into or make any loans, advances or capital contributions to or investments in officers, directors, employees, agents or consultants, or (e) terminate the employment of any officer or member of senior management other than for cause;

•	settle or compromise any material claims or audits in an amount in excess of $500,000 individually or $1,000,000 in the aggregate, other than with respect to insurance claims in the ordinary course of business consistent with past practice, except that if a reserve has been established on our balance sheet as of December 31, 2006 for an amount less than the settlement or compromise amount, we may settle such claims or audits in an amount up to $500,000 individually or $1,000,000 in the aggregate in excess of such claim or reserve amount;

•	enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would restrict in any material respect the operations of the business after completion of the merger, other than with respect to insurance claims in the ordinary course of business;

•	other than in the ordinary course of business consistent with past practice:

•	modify or amend in any material respect or terminate any material contract;

•	enter into any successor agreement relating to an expiring material contract that changes the terms of the expiring material contract in a way that is materially adverse to us or any of our subsidiaries; or

•	modify, amend or enter into any new agreement that would have been considered a material contract if it were entered into at or prior to the date of the merger agreement;

•	enter into or renew or extend any agreements or arrangements that limit or otherwise restrict us or any of our subsidiaries or any affiliate that could, after the completion of the merger, limit or restrict Buyer or any of its affiliates, including the surviving corporation, from engaging or competing in any line of business or in any geographic area;

•	terminate, cancel, amend or modify any insurance policies or reinsurance contracts covering us or any of our subsidiaries as insureds or their respective properties which is not replaced by comparable insurance or reinsurance coverage at a substantially similar cost;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

•	other than a renewal transaction with any reinsurer upon expiration of any current reinsurance agreement, enter into any new reinsurance transaction as assuming or ceding insurer which does not contain arms’-length cancellation, termination and commutation provisions, provided, however, with respect to renewal transactions with reinsurers for current reinsurance agreements, the Company may use commercially reasonable efforts to negotiate commercially reasonable cancellation, termination and commutation provisions;

•	alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, methods, guidelines or policies, except as may be required by generally accepted accounting principles, the statutory accounting principals prescribed or permitted by the applicable state insurance regulators in any state in which we operate or any governmental entity or applicable law;

•	incur or guarantee any indebtedness or enter into any agreement to maintain the financial condition of another person other than (a) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, and (b) indebtedness and guarantees among the Company and its subsidiaries;

•	amend or modify in any material respect any agreement with any Company agent or broker or enter into an agreement with a new agent or broker pursuant to which renewal premiums in the first year are reasonably expected to exceed $3 million, or other than in the ordinary course of business consistent with past practices offer any new insurance product; or

•	agree or commit to do any of the foregoing.

Agreement to Use Commercially Reasonable Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable under applicable law to complete the merger as promptly as practicable, including preparing and filing any required submissions under applicable law. Under the terms of the merger agreement, the parties have also agreed, to the extent permissible, to use their commercially reasonable efforts to obtain all requisite material approvals, clearances and authorizations for the merger. In addition, each of the parties agreed to use its commercially reasonably efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or inquiry, including any proceeding initiated by a non-governmental entity.

Conditions to the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been approved by holders of a majority of the outstanding shares of our common stock;

•	any applicable waiting period (and any extension thereof) under the HSR Act shall have terminated or expired;

•	approvals under any applicable insurance laws shall have been obtained and the waiting period under filings under any insurance laws shall have terminated or expired;

•	the foregoing approvals must be received (or applicable waiting periods terminated or expired) without any non-customary conditions, restrictions, undertakings or limitations that would adversely affect the business of Buyer or the Company and its subsidiaries; and

•	no final and non-appealable order, judgment, decree or ruling prohibiting the merger shall be in effect.

The obligation of Buyer and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representation and warranty with respect to the absence of any event, change, circumstance or effect that has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on us must be true and correct in all respects;

•	our representations and warranties with respect to corporate authorization, capitalization and brokers’ and finders’ must be true and correct in all material respects;

•	all other representations and warranties made by us in the merger agreement, with the exception of those listed above, must be true and correct (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties), except where the failure to be so true and correct does not have and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us;

•	we must deliver to Buyer at the closing a certificate from one of our executive officers with respect to the satisfaction of the conditions relating to our representations and warranties;

•	we must have performed or complied in all material respects with all agreements and covenants required to be performed by us under the merger agreement at or prior to the closing date we must deliver to Buyer a certificate of one of our executive officers certifying to such effect; and

•	we must deliver a certificate to Buyer certifying our non-foreign status pursuant to Section 1.445-2(b)(2) of the Treasury Regulations.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	Buyer’s and Merger Sub’s representation and warranty with respect to financing must be true and correct in all respects;

•	Buyer’s and Merger Sub’s representation and warranty with respect to corporate authorization must be true and correct in all material respects;

•	all other representations and warranties made by Buyer and Merger Sub in the merger agreement, with the exception of those listed above, must be true and correct, without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties, except where the failure to be so true and correct does not and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the merger agreement;

•	Buyer must deliver to us at the closing a certificate from an executive officer of Buyer with respect to the satisfaction of the conditions relating to their representations and warranties; and

•	Buyer and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by them under the merger agreement at or prior to the closing date and Buyer must deliver to us a certificate of an executive officer of Buyer to such effect.

No Financing Condition

The merger is not subject to a financing condition.

Calling of Shareholder Meeting

Subject to the terms and conditions set forth in the merger agreement, the Company is required to duly call, give notice of, convene and hold a meeting of our shareholders to vote upon the approval of the merger agreement. Our board of directors has unanimously resolved to recommend that our shareholders approve the merger agreement. However, under specified circumstances our board of directors may, prior to the approval of the merger agreement by our shareholders, (a) withdraw or change its recommendation and (b) terminate the merger agreement. See “Recommendation Withdrawal; Special Company Termination Rights” beginning on page 37, for a complete discussion of these circumstances.

No Solicitation

Under the terms of the merger agreement, the Company has agreed not to, and to cause our representatives not to:

•	initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers, provide any non-public information or data to any third party that may initiate a takeover proposal, or knowingly make any other efforts or attempts that constitute or would reasonably be expected to lead to, any takeover proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations;

•	approve or recommend, or publicly propose to approve or recommend, any takeover proposal;

•	enter into any merger agreement, letter of intent or other agreement providing for or relating to a takeover proposal;

•	enter into any agreement requiring us to abandon, terminate or fail to complete the transactions contemplated by the merger agreement;

•	waive, terminate or modify or fail to enforce any provision of any “standstill” or similar obligation of any third party; or

•	agree or publicly propose to do any of the foregoing.

However, if at any time prior to shareholder approval of the merger agreement we receive a bona fide unsolicited takeover proposal from any third party, we are permitted to engage in discussions or negotiations with, or provide any non-public information to, any such party if our board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that the takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal and the failure to provide non-public information to or engage in discussions or negotiations with, such third party would be inconsistent with our directors’ fiduciary duties under applicable law.

We are required under the terms of the merger agreement to promptly (within twenty-four hours) notify Buyer in the event we receive such a takeover proposal, including the material terms and conditions thereof, and will keep Buyer reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same.

Takeover Proposal and Superior Proposal

A “takeover proposal” means any inquiry, proposal or offer from any person or group of persons other than Buyer or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of us and our subsidiaries, taken as a whole, or 15% or more of any class or series of our securities (or any of our subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole), any tender offer or exchange offer that if completed would result in any person or group of persons beneficially owning 15% or more of any class or series of our capital stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of our subsidiaries whose business constitutes 15% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole.

A “superior proposal” means a bona fide written takeover proposal (as defined above, except that all references to “15%” in the definition of “takeover proposal” shall be deemed to be references to “more than 50%”) that our board of directors determines in good faith, after consulting with its financial advisor and outside counsel, is more favorable, from a financial point of view, to our shareholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed on its terms (including any financing terms).

Recommendation Withdrawal; Special Company Termination Rights

Subject to the terms and conditions set forth in the merger agreement, the Company is required to duly call, give notice of, convene and hold a meeting of our shareholders to vote upon the approval of the merger agreement. Our board of directors has unanimously resolved to recommend that our shareholders approve the merger agreement. However, our board of directors may, at any time prior to the approval of the merger agreement by our shareholders, (a) withdraw (or modify or qualify in a manner adverse to Buyer in any material respect), or publicly propose to withdraw, its recommendation that our shareholders approve the merger agreement or take any other action or make any other public statement that is inconsistent in any material respect with such recommendation, which we refer to in this proxy statement as a “recommendation withdrawal,” and/or (b) terminate the merger agreement in order to enter into a superior proposal, in either case, if our board of directors determines in good faith, after consultation with its outside counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law.

For a detailed discussion of the termination rights of the parties under the merger agreement and the fees and expenses associated therewith, see the following section entitled “Termination” and the section entitled “Termination Fees and Expenses” beginning on page 38.

Termination

The Company and Buyer each have certain termination rights under the terms of the merger agreement. The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of the Company and Buyer;

•	by either the Company or Buyer if:

•	the merger is not completed on or before July 31, 2008, except that if the only reason for not consummating by July 31, 2008 is the non-expiration of the waiting period under the HSR Act (or any extension thereof), then the merger agreement may not be terminated until October 1, 2008, except that this right will not be available to any party whose material breach of the merger agreement primarily contributes to the failure to complete the merger by such date (such date being referred to in this proxy statement as the “closing deadline”);

•	there is any final and non-appealable order, judgment, decree or ruling prohibiting the merger; or

•	our shareholders fail to approve the merger agreement at the special meeting or at any adjournment or postponement thereof at which the merger agreement is voted on.

•	by Buyer if:

•	the Company has breached or failed to perform any of our representations, warranties, covenants or agreements under the merger agreement and the breach or failure to perform (a) has not been cured or is incapable of being cured by us prior to the earlier of the closing deadline and 30 days following written notice to us by Buyer or Merger Sub of such breach and (b) would cause certain conditions to closing to not be satisfied; or

•	our board of directors (or any committee thereof):

(a) effects a recommendation withdrawal;

(b) recommends to our shareholders a takeover proposal other than the merger;

(c) determines that a takeover proposal is a superior proposal; or

(d) fails to call the special meeting in breach of the obligations to do so under the merger agreement.

•	by the Company if:

•	Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement and the breach or failure to perform (a) has not been cured or is incapable of being cured by it prior to the earlier of July 31, 2008 and 30 days following written notice to Buyer by us and (b) would cause certain conditions to closing to not be satisfied; or

•	prior to obtaining the requisite shareholder approval, our board of directors determines in good faith (after consultation with our outside counsel) that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law (in connection with a superior proposal).

Termination Fees and Expenses

The Company will be required to pay a termination fee of 3% of the merger consideration (approximately $4.3 million) to Buyer if the merger agreement is terminated under certain circumstances. These circumstances include:

•	the merger agreement is terminated by Buyer if our board of directors (a) has effected a recommendation withdrawal or disclosed its intent to do so, (b) recommends to our shareholders a takeover proposal other than the merger, (c) determines that any takeover proposal is a superior proposal or (d) fails to call the special meeting in breach of the obligations to do so under the merger agreement, or the merger agreement is terminated by Buyer as a result of a breach by the Company of its agreement not to solicit alternative transactions, in which event the termination fee shall be paid promptly (within two business days) following such termination;

•	the merger agreement is terminated by us prior to obtaining the requisite shareholder approval as a result of our board of directors determining in good faith (after consultation with our outside counsel) that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law (in connection with a superior proposal), subject to certain limitations described in “Recommendation Withdrawal; Special Company Termination Rights” beginning on page 37; or

•	the merger agreement is terminated by either party as a result of the failure to close the merger by the closing deadline (other than a failure resulting from breach of this agreement by the terminating party) or as a result of the required shareholder vote not being obtained at the shareholder meeting, in either case after a takeover proposal shall have been disclosed to the Board prior to such termination.

In addition, we will be required to reimburse Buyer promptly (within two business days) following receipt of an invoice therefore, for an amount not to exceed $750,000 for transaction fees and expenses incurred by Buyer and its affiliates if the merger agreement is terminated, (a) by Buyer for any reason permitted under the merger agreement other than mutual agreement with us or failure to complete the merger by the outside date (unless the reason was a failure of the shareholders to approve the merger agreement at a shareholder meeting), the failure to obtain the necessary regulatory approvals for the merger, including the approval of the insurance regulatory authorities of the applicable jurisdictions (unless the reason for the failure to obtain the necessary regulatory approvals is our breach of the merger agreement) or (b) by us if our board of directors determines in good faith (after consultation with our outside counsel) that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law (in connection with a superior proposal). The merger agreement provides that Buyer and Merger Sub are entitled to an injunction or injunctions to prevent breaches by the Company of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Our and our affiliates’ liability for monetary damages to Buyer for breaches (other than fraud or intentional breach) under the merger agreement and related agreements, including any termination fee and any expense reimbursement, are generally limited to the termination fee and expense reimbursement described above.

Indemnification and Insurance

The merger agreement provides that the surviving corporation will, to the greatest extent permitted by law, indemnify and hold harmless, and advance reasonable expenses to, present and former officers, directors and employees of the Company and any of its subsidiaries against any and all costs or expenses, including reasonable attorney’s fees and expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with actual or threatened claim, action, suit, proceeding or investigation whether civil, criminal, administrative, regulatory or investigative arising out of any circumstances, developments or matters in existence or acts or omissions occurring or alleged to occur, prior to the merger.

The merger agreement provides that, for a period of six years following the merger, the surviving corporation will either (a) maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or (b) provide substitute policies or purchase a “tail policy”, in either case of at least the same coverage and amounts and containing terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger. This requirement is subject to a cost limitation.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time, except that after our shareholders have approved the merger agreement, there shall be no amendment that by law requires further approval by our shareholders without such approval having been obtained. All amendments to the merger agreement must be in a writing signed by the Company, Buyer and Merger Sub.

At any time before the completion of the merger, the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Additional Agreements

The merger agreement contains additional agreements among the Company, Buyer and Merger Sub relating to, among other things:

•	Buyer’s reasonable access during normal business hours to our and our subsidiaries’ properties, books, records, contracts, commitments and personnel;

•	delivery by us to Buyer of a copy of each material report, schedule and other document filed, furnished, or received pursuant to the requirements of federal or state securities laws or a governmental entity, other than routine filings, correspondence, reports, circulars or invoices, and all information as Buyer may reasonably request;

•	our agreement to give Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the merger; and

•	our agreement to consult with Buyer (and Buyer’s agreement to consult with us) regarding any public announcements with respect to the merger and the merger agreement.

MARKET PRICE OF COMMON STOCK

Our common stock trades on NASDAQ under the symbol “NPTE”. The following table sets forth the range of the daily high and low sales prices as reported by NASDAQ for the quarterly periods, as applicable, from September 23, 2005, the date we first became publicly traded, through the date indicated below.

	High	Low

YEAR ENDED DECEMBER 31, 2005 (public trading commenced September 23, 2005
Third Quarter	$12.45	$11.60
Fourth Quarter	$15.90	$11.15
YEAR ENDED DECEMBER 31, 2006
First Quarter	$15.83	$11.00
Second Quarter	$13.55	$6.73
Third Quarter	$9.51	$6.33
Fourth Quarter	$10.81	$8.90
YEAR ENDED DECEMBER 31, 2007
First Quarter	$12.94	$9.94
Second Quarter	$12.34	$9.87
Third Quarter	$12.05	$9.00
Fourth Quarter	$11.50	$9.50
YEAR ENDED DECEMBER 31, 2008
First Quarter (through March 6, 2008)	$15.70	$10.11

The closing sale price of our common stock on NASDAQ on January 2, 2008, the last trading day prior to the announcement of the merger agreement, was $10.65 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our common stock as of March 6, 2008 for: (a) each director; (b) the chief executive officer, the chief financial officer and the three most highly compensated other executive officers; (c) the directors and executive officers as a group; and (d) each Shareholder known by the Company to be the beneficial owner of more than 5% of our voting securities.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, options that are exercisable or will become exercisable into shares of our common stock within 60 days of March 6, 2008, if any, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, where applicable, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Directors, Executive Officers and 5%	Number of	Percent of
Shareholders(1)	Shares(1)	%(1)

James G. Petcoff	2,896,640	32.0
B. Matthew Petcoff	446,500	4.9
John H. Berry(2)	31,225	*
Bradford T. Lyons	36,625	*
Brian J. Roney	180,800	2.0
L. Matthew MacLean(3)	15,700	*
Richard J. Lindberg	3,000	*
Joon S. Moon	426,500	4.7
Jorge J. Morales	3,000	*
R. Jamison Williams, Jr.(4)	133,350	1.5
Julius A. Otten	5,000	*
Joseph D. Sarafa	42,200	*
Paul B. Deemer	2,000	*
Becker Capital Management, Inc.	457,253	5.1
Hovde Financial, Inc.	553,581	6.1
Security Equity Fund	525,000	5.8
Security Global Investors, LLC	797,800	8.8
Wellington Management Company, LLP	765,382	8.5
Wells Fargo & Company	1,069,859	11.8
All directors, director nominees and executive officers as a group (13 persons)	4,222,540	46.6

*	Represents less than 1%

(1)	The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Each share of Common Stock is entitled to one vote.

(2)	Mr. Berry holds his shares through the John H. Berry and Christine M. Berry Living Trust dated June 1, 2004, for which Mr. Berry serves as the trustee.

(3)	Mr. MacLean holds 2,500 shares indirectly through the Lawrence Matthew MacLean Living Trust dated March 20, 2000, for which Mr. MacLean serves as trustee.

(4)	Mr. R. Jamison Williams holds 132,350 shares indirectly through the Richard Jamison Williams, Jr. Revocable Trust dated December 7, 2001, for which Mr. R. Jamison Williams serves as trustee.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2008 annual meeting of shareholders. For a shareholder proposal to be included in the proxy statement and proxy card for the next annual meeting of shareholders, it must be received by our secretary at our principal executive offices no later than April 22, 2008. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

In order for a shareholder to nominate a candidate for director for election or to bring other business before the 2008 annual meeting, we must receive timely notice of the nomination or business in writing not less than 30 nor more than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is called for a date that is not within 40 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to shareholders or made public, whichever comes first. The notice must include:

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest;

•	the name and address of the shareholder making the nomination;

•	the class and number of shares of Company stock that the nominating shareholder, and the person or persons being nominated, owns; and

•	the consent of each nominee to serve as a director if elected.

In each case, notice must be sent to: Secretary, Mr. Matthew Petcoff, North Pointe Holdings Corporation, 28819 Franklin Road, Southfield, MI 48034. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

To reduce the expense of delivering duplicate proxy materials, the Company and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to shareholders who share the same address, unless otherwise requested. Any shareholder of record who shares an address with another Shareholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, promptly upon written request addressed to: Secretary, North Pointe Holdings Corporation, 28819 Franklin Road, Southfield, MI 48034.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “Investor Relations” section of our website at http://www.northpointeins.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 30, 2007;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 14, 2007;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 10, 2007;

•	Quarterly report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 13, 2007;

•	Annual proxy statement on Schedule 14A for the 2007 annual meeting of shareholders, filed with the SEC on April 30, 2007; and

•	Current reports on Form 8-K, filed with the SEC on October 22, 2007, November 2, 2007, November 13, 2007, December 5, 2007, January 4, 2008, January 8, 2008, January 9, 2008, January 16, 2008, January 24, 2008 and January 25, 2008.

If you have questions about the merger after reading this proxy, or if you would like additional copies of the proxy statement or a new proxy card, please call Brian J. Roney, our Chief Financial Officer, at (248) 358-1171.

This proxy does not constitute the solicitation of a proxy in any jurisdiction to or from any person to or from whom it is unlawful to make such proxy solicitation in that jurisdiction. We have authorized no one to give you any information or to make any representation about the proposed merger or us that differs from or adds to the information contained in this document or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

This proxy statement is dated March 7, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF JANUARY 3, 2008
AMONG
NORTH POINTE HOLDINGS CORPORATION,
NOBLE ACQUISITION CORPORATION
AND
QBE HOLDINGS, INC.

COMPANY DISCLOSURE SCHEDULES

Section	Description

Section 3.4	Consent Needed
Section 3.6(b)	Company Subsidiaries
Section 3.8	SEC Filings
Section 3.10	Company SAP Statements
Section 3.12	Certain Changes
Section 3.13(b)	Nonadmitted Assets
Section 3.15	Insurance Matters
Section 3.16	Title to Property
Section 3.18	Tax Returns
Section 3.19(a)	Benefit Plans
Section 3.19(b)	Outstanding Loans to Employees
Section 3.19(j)	Severance
Section 3.19(k)	Change of Control Severance Payments
Section 3.19(m)	Non-Employee Receiving Benefits
Section 3.19(o)	Changes to Benefit Plans
Section 3.19(p)	ERISA Plans
Section 3.22(b)	Registered Intellectual Property
Section 3.22(c)	Intellectual Property Notice
Section 3.27	Acquisition of Capital City
Section 5.1	Conduct of Business
Section 6.9(b)	D&O Insurance
Section 6.9(d)	Indemnification Agreements
Section 6.18	Investment to be Divested
Section 9.12	Knowledge Individuals

PARENT DISCLOSURE SCHEDULES

Section	Description

Section 9.12	Knowledge Individuals

This AGREEMENT AND PLAN OF MERGER, dated as of January 3, 2008 (this “Agreement”), is among QBE Holdings, Inc., a Delaware corporation (“Parent”), Noble Acquisition Corporation, a Michigan corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and North Pointe Holdings Corporation, a Michigan corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Michigan Business Corporation Act (the “MBCA”), upon the terms and subject to the conditions set forth herein, (ii) adopted this Agreement (including the attached plan of merger) and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the MBCA, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and declared it advisable to enter into this Agreement providing for the Merger in accordance with the MBCA, upon the terms and subject to the conditions set forth herein and (ii) adopted this Agreement (including the attached plan of merger) and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the MBCA, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and declared it advisable to enter into this Agreement providing for the Merger in accordance with the MBCA, upon the terms and subject to the conditions set forth herein, (ii) adopted this Agreement (including the attached plan of merger) and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the MBCA, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1  The Merger.

Upon the terms and subject to the satisfaction or waiver (subject to applicable Law) of the conditions of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name “North Pointe Holdings Corporation” as the surviving corporation of the Merger under the MBCA (the “Surviving Corporation”).

Section 1.2  Closing; Effective Time.

Subject to the provisions of ARTICLE VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, as soon as practicable, but in no event later than the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), at the offices of Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Prior to the Closing, Parent shall prepare in consultation with the Company, and on the Closing Date the parties shall cause the Merger to be consummated by filing, a certificate of merger (the “Certificate of Merger”) with the Michigan Department of Labor and Economic Growth, in such form as required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth, or such later date and time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being the “Effective Time”) and the parties hereto shall make all other filings or recordings required under the MBCA in connection with the Merger.

Section 1.3  Effects of the Merger.

The Merger shall have the effects set forth in the applicable provisions of the MBCA, including Section 724(1) of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4  Articles of Incorporation; Bylaws.

At the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation shall by virtue of the Merger be restated to read in its entirety as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be North Pointe Holdings Corporation, until amended or restated in accordance with the MBCA (the form of the restatement of the Surviving Corporation’s Articles of Incorporation is attached to this Agreement as Exhibit 1.4) and (b) the bylaws of the Surviving Corporation shall by virtue of the Merger be amended and restated so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to North Pointe Holdings Corporation, until amended or restated in accordance with the MBCA; provided that the advancement of expenses, exculpation and indemnification provisions contained in the Constituent Documents of the Surviving Corporation in effect from and after the Effective Time, until the sixth (6th) year anniversary of the Effective Time, shall not (i) be any less favorable in any respect than those contained in the Company’s Constituent Documents as of the date hereof and (ii) contain any provision inconsistent with the provisions of Section 6.9(a).

Section 1.5  Directors and Officers of Surviving Corporation.

The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.

Section 1.6  Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Each share of common stock, no par value per share, of the Company (such shares, collectively, the “Company Common Stock,” and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) shall be automatically converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 2.2) equal to $16.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer remain outstanding and shall automatically be canceled and shall be retired and cease to exist, and each holder of a certificate theretofore representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the sole right to receive Merger Consideration upon surrender of such certificates in accordance with Section 2.1(b), without interest.

(c) Each Share held in the treasury of the Company, or otherwise owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of such Persons, in each case immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled without any conversion thereof and shall be retired and cease to exist and no consideration shall be paid with respect thereto.

Section 1.7  Treatment of Options and Other Stock Based Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Options, each Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into solely the right to receive from the Surviving Corporation an amount in cash, subject to any applicable withholding Tax, equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option and (y) the total number of Shares subject to such Option. In the event the exercise price of any Option is equal to or greater than the Merger Consideration, such Option shall be cancelled without payment therefor and shall have no further force or effect.

(b) Immediately prior to the Effective Time, each award of restricted or deferred Shares (the “Restricted Shares”) shall vest in full and be automatically converted into solely the right to receive the Merger Consideration as provided in Section 1.6(b), subject to any applicable withholding Tax.

(c) Prior to the Effective Time, the Company will cause to be effected any necessary amendments to the Company Stock Plans and any other resolutions, consents, notices or actions, in such form reasonably acceptable to Parent, as may reasonably be required to effectuate the actions contemplated by this Section 1.7 and without any further compensation except as provided in this Agreement.

Section 1.8  Adjustment of Merger Consideration.

If, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.

Section 1.9  Plan of Merger.

The plan of merger contemplated by Section 701(2) of the MBCA is attached as Exhibit 1.9. The plan of merger at Exhibit 1.9 is hereby incorporated by reference herein and all references to this “Agreement” shall be deemed to include the plan of merger.

ARTICLE II

PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING

Section 2.1  Payment and Exchange of Certificates.

(a) Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the shareholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”). Prior to the Closing Date, Parent shall deposit in trust with the Paying Agent the aggregate consideration to which shareholders become entitled pursuant to ARTICLE I. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent on a daily basis; provided that no investment income or loss thereon shall affect the amount payable to the shareholders of the Company pursuant to this ARTICLE II.

(b) Promptly and in any event no later than five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to ARTICLE I into the right to receive the Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in order to receive payment of the Merger Consideration (which, for certificated Shares, shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof)), and shall otherwise be in such form and have such other provisions as Parent and Company may reasonably agree and (ii) instructions for effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with a properly completed and executed letter of transmittal and any other documents as may be reasonably required by such instructions, the Paying Agent shall promptly pay to the holder of the Shares, the Merger Consideration with regard to each Share represented by such Certificate, affidavit or Book-Entry Share, less any required Tax withholdings in accordance with Section 2.2, and such Certificate or Book-Entry Share shall be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares. If payment is to be made to a Person holding a Certificate other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable. After the Effective Time, a Certificate or Book-Entry Share shall represent for all purposes only the right to receive the Merger Consideration in respect of the Shares represented by such Certificate or Book-Entry Share, without any interest thereon. All cash paid upon surrender of Certificates or Book-Entry Shares in accordance with this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(c) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such reasonable amount as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) At any time which is more than one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this ARTICLE II (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this ARTICLE II shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Shares held by them, without any interest thereon; provided, that such Persons shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, Parent, Merger Sub, any of their respective Affiliates or the Paying Agent will be liable to any Person entitled to payment under this ARTICLE II for any consideration which is delivered to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.

(e) From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Shares represented thereby.

Section 2.2  Withholding Rights.

Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options, other awards granted under the Company Incentive Plans, or any other equity rights in the Company, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction. To the extent that amounts are so withheld and paid to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

Section 2.3  Further Action.

After the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is fairly and reasonably apparent provided that no fact or item set forth in the Company Disclosure Schedule shall be deemed disclosed for purposes of Section 3.9 or Section 3.12 unless such fact or item is set forth in Section 3.9 or Section 3.12 of the Company Disclosure Schedule, respectively), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:

Section 3.1  Corporate Existence and Power.

The Company is a corporation duly incorporated and validly existing under the laws of the State of Michigan. The Company and the Company Subsidiaries have all corporate, limited liability company, partnership, trust or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Company Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which has not had and would not in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in such compliance has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where failure to be so qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.2  Corporate Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (except that consummation of the Merger is subject to adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting together as a single class (the “Requisite Shareholder Vote”)).

(b) The Board of Directors of the Company at a meeting duly held on or prior to the date hereof unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved, except as expressly provided for in Section 6.3, to recommend that the shareholders of the Company approve this Agreement, (the “Board Recommendation”), (iv) directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting, and (v) took all necessary steps so that the provisions of Chapters 7A and 7B of the MBCA (collectively, “Takeover Laws”) do not apply to the execution and delivery of this Agreement or any of the transactions contemplated hereby, including (a) that the Board of Directors of the Company has duly adopted resolutions irrevocably exempting all business combinations between the Company and any Company Subsidiaries with Parent and any of its existing or future Affiliates (including Merger Sub) from the requirements of Chapter 7A (including section 780) of the MBCA; and (b) that the bylaws of the Company were duly amended to provide that Chapter 7B of the MBCA does not apply to control share acquisitions of shares of the Company.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The approval of this Agreement by the Requisite Shareholder Vote is the only vote of the holders of any class or series of capital stock of the Company or of any other obligation of the Company necessary to approve this Agreement or approve the transactions contemplated by this Agreement.

Section 3.3  Governmental Authorization.

The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and consummation by the Company of the transactions contemplated hereby will not, require any consent or approval by, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) compliance with any applicable requirements of the Nasdaq, (v) approvals or filings under all applicable statutes, regulations and rules regulating the business of insurance, whether domestic or foreign, and all applicable orders and decrees of Governmental Entities regulating the business of insurance (collectively, “Insurance Laws”) (collectively, the “Company Approvals”), and (vi) any other consents, approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.4  Non-Contravention.

The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and consummation of the transactions contemplated hereby will not, (i) violate or conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company or any other

Constituent Documents of the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3, violate or conflict with or result in any breach of any provision of any applicable Law, Order or Company Permit, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under, any Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for such violations, conflicts and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.5  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date of this Agreement, (i) 8,919,329 shares of Company Common Stock were issued and outstanding; and (ii) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, Options to purchase an aggregate of 712,500 shares of Company Common Stock were issued and outstanding. No other equity awards are outstanding under the Company Incentive Plans. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. No Company Subsidiary or controlled Affiliate of a Company Subsidiary owns any shares of Company Common Stock.

(b) Except as set forth in this Section 3.5, there are no outstanding (i) shares of capital stock or voting securities of the Company or any other equity rights in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other ownership interests of the Company, or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue or pay cash valued by reference to, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no contractual obligations for the Company or any Company Subsidiary to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or any Company Subsidiary under the Securities Act.

(e) Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or other equity interests in the Company or any Company Subsidiaries.

Section 3.6  Subsidiaries.

(a) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except where failure to be so qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Significant Subsidiaries (as defined in Regulation S-X under the Exchange Act) of the Company and their respective jurisdictions of formation are identified as such in the Company SEC Documents.

(b) Section 3.6(b) of the Company Disclosure Schedule sets forth a list of all Company Subsidiaries and their respective jurisdictions of formation, the number and type of outstanding capital stock or other voting securities or ownership interests of each such Subsidiary and a list of the holders thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (ii) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the Company Subsidiaries as set forth in Section 3.6(b) of the Company Disclosure Schedule, and capital stock and ownership interests owned as part of the Company’s investment portfolio in accordance with the Company’s investment guidelines in effect on the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership in any corporation, partnership, joint venture, limited liability company or other entity. There are no outstanding contractual obligations of the Company or any Company Subsidiary to make any loan to or any equity or other investment (in the form of a capital contribution or otherwise) in any third party in an amount in the aggregate in excess of $100,00 per third party, except for investments in the Company’s or any Company Subsidiary’s investment portfolio in the ordinary course of business.

Section 3.7  Subsidiaries and Insurance Matters.

The Company conducts all of its insurance operations through the Company Subsidiaries. Each of the Company Subsidiaries is, where required under applicable Insurance Law, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other jurisdiction where it is required to be so authorized to write each line of business reported as being written in its most recent Company SAP Statement, except, in each case, where the failure to be so licensed or authorized has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All of the Company Permits of Company Subsidiaries conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or, to the Knowledge of the Company, threatened relating to the revocation, failure to renew, limitation, suspension or restriction of any such Company Permits, except where the failures to be in full force and effect in accordance with their terms, revocations, failures to renew, limitations, suspensions or restrictions have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.8  SEC Filings, etc.

(a) The Company has filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by it with the SEC since September 23, 2005 (the documents referred to in this Section 3.8(a) collectively with any other forms, reports, statements, exhibits, schedules, registration statements or other documents filed with or furnished to the SEC subsequent to the date hereof, the “Company SEC Documents”). No Company Subsidiary is required to file any form, report, statement, schedule, registration statement or other document with the SEC.

(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of the date hereof, the Company does not intend to file any amendments to any of its previously filed Company SEC Documents.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company is in compliance in all material respects with the applicable provisions of SOX. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of SOX or Rules 13a-14 or 15d-14 under the Exchange Act and the statements contained in all such certifications were as of their respective dates made, and are, complete and correct. Except for (i) requests to extend the duration of confidential treatment of redacted portions of exhibits filed with the SEC, (ii) correspondence relating to SEC reviews and comments as to which no comments remain outstanding, and (iii) as are available in EDGAR, the Company has provided to Parent copies of all correspondence sent to or received from the SEC by or on behalf of the Company and its Subsidiaries since January 21, 2005. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Documents.

(f) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (and/or SAP) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since September 23, 2005, the Company has not received any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in its internal controls. The terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the PCAOB Auditing Standard No. 5, as in effect on the date hereof.

(g) The management of the Company has, (x) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and maintained under their supervision, to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the individuals responsible for the preparation of the Company SEC Documents, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under Section 302 of SOX; and (y) disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed to Parent all matters set forth in clauses (A) and (B) above discovered or disclosed since September 23, 2005. Since September 23, 2005, any material change in internal control over financial reporting required to be disclosed in any Company SEC Documents has been so disclosed. To the Knowledge of the Company, there is no reason to believe that the Company, its auditors and its Chief Executive Officer and Chief Financial Officer, as the case may be, will not be able to provide the reports, certifications or attestations required pursuant to the rules and regulations applicable to the Company adopted pursuant to Section 302 or Section 404 of SOX or Items 307 or 308 of Regulation S-K when the Company next files an Annual Report on Form 10-K and a Quarterly Report on Form 10-Q under the Exchange Act, without limitation as to the effectiveness of the Company’s internal control over financial reporting or disclosure controls and procedures.

(h) Since September 23, 2005, (x) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after September 23, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have been determined by the Audit Committee of the Company’s Board of Directors to have no reasonable basis), and (y) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after September 23, 2005, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.9  Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents complied or will comply as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its quarterly report on Form 10-Q for the quarter ended September 30, 2007, (ii) for liabilities and obligations incurred since September 30, 2007 in the ordinary course of business consistent with past practice or (iii) for liabilities and obligations incurred in connection with the Merger or any other transaction contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company.

Section 3.10  Company SAP Statements.

(a) As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Subsidiaries conducting insurance operations (referred to herein as “insurance Company Subsidiaries”) as filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation for the year ended December 31, 2006 and the quarterly period ended September 30, 2007 and any such annual and quarterly statutory statements filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation subsequent to the date hereof. Each of the insurance Company Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority, except for such failures to file that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects, the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Company Subsidiaries for the respective periods then ended. No material deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the applicable insurance Company Subsidiary’s domiciliary state regulator. The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation.

(b) The Company has delivered to Parent true, correct and complete copies of all actuarial reports prepared by third party consultants since September 23, 2005 that are in the possession of the Company or the Company Subsidiaries, including, but not limited to, the following: (i) “Loss Reserve Analysis for Capital City Insurance Company as of December 31, 2006” by AON dated April 18, 2007, (ii) “Loss and Loss Adjustment Expense Reserves Report for North Pointe Insurance Company, North Pointe Casualty Insurance Company, Home Pointe Insurance Company and Midfield Insurance Company as of December 31, 2006” by Deloitte & Touche dated March 27, 2007, and (iii) “Loss and Loss Adjustment Expense Reserves Report for Capital City Insurance Company as of December 31, 2006” by AMI Risk Consultants dated February 28, 2007 (AON, Deloitte & Touche and AMI Risk Consultants are the “External Actuaries”). As of December 31, 2006, the combined reserves of the Company and the Company Subsidiaries were at least equal to the midpoint of the best estimate range provided by the External Actuaries.

Section 3.11  Proxy Statement.

The Proxy Statement will, at the date mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub or any of their representatives specifically for inclusion therein.

Section 3.12  Absence of Certain Changes.

Except as contemplated by this Agreement, since December 31, 2006, (a) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, change, circumstance or effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (c) through the date of this Agreement, neither the Company nor any Company Subsidiary has taken (or agreed to take) any action (or failed to take any action) that, if taken (or failed to be taken) during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), (c), (d), (g), (h), (m), (n) or (o) after taking into account Section 5.1 of the Company Disclosure Schedule.

Section 3.13  Compliance with Laws.

(a) The Company and each Company Subsidiary and their respective businesses have been since September 23, 2005, and are being, conducted in compliance with all applicable Laws, except where the failure to comply has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) There is no pending, or to the Knowledge of the Company threatened, proceeding to which the Company or a Company Subsidiary is subject by or before any Governmental Entity regarding whether the Company or any of the Company Subsidiaries has violated, nor is there any pending, or to the Knowledge of the Company, threatened, investigation by any Governmental Entity with respect to possible violations of, any applicable Laws, except for such violations or possible violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The insurance Company Subsidiaries have filed all material reports required to be filed with any insurance regulatory authority, except for such failures to file that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and all such reports were true and correct in all material respects. There are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Subsidiaries to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to the Company or any Company Subsidiary, which (A) limit the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) require any investments of the Company or any of the Company Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of the Company or any of the Company Subsidiaries, (D) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under applicable Laws or (E) in any manner relate to the ability of the Company or any of the Company Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of the Company Subsidiaries in any material respect, except, in each case, as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Other than Company Benefit Plans with respect to which Section 3.19 (and not this Section 3.13(c)) applies, the Company and each of the Company Subsidiaries is in compliance in all material respects with the provisions of ERISA in the operation of each of their respective businesses and there have been no non-exempt “prohibited transactions,” as described in Section 4975 of the Code and Title I, Part 4 of Subtitle B of ERISA, in the operation of their respective businesses. None of the Company nor any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA, with respect to any employee benefit plan other than the Company Benefit Plans.

Section 3.14  Litigation.

There is no action, suit, investigation, claim, complaint, demand, subpoena, injunction, notice of violation or other proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, pending or threatened against (a) any present or former officer, director or employee of the Company or any of the Company Subsidiaries or (b) any other Person in connection with which the Company or any Company Subsidiary has an indemnification obligation, by or before any Governmental Entity (other than consumer complaints and demands, and insurance claims litigation arising in the ordinary course of business consistent with past practice). No Order is outstanding against the Company or any Company Subsidiary or to the Knowledge of the Company, any past or present officer, director or employee.

Section 3.15  Insurance Matters.

(a) As of the date of this Agreement, to the Knowledge of the Company, all reinsurance treaties or agreements to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) are in full force and effect in all material respects in accordance with their terms. No Company Reinsurance Agreement is in default as to any provision thereof, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Since the commencement of the term of any such agreement, through the Business Day immediately prior to the date of this Agreement, where the Company is a cedent, the Company has not received any written notice to the effect that the financial condition of any party to any such agreement is impaired in any material respect with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.

(b) With respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2007 (i) there has been no separate written or oral agreement between any of the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2007, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company and the Company Subsidiaries, (iii) each of the Company and the Company Subsidiaries complies and has complied from and after January 1, 2007 in all material respects with all of the requirements set forth in SSAP No. 62, and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2007 appropriate controls in place to monitor the use of reinsurance and comply with to the provisions of SSAP No. 62.

(c) The reserves carried on the Company SAP Statements of each insurance Company Subsidiary were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such insurance Company Subsidiary, were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied, and were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Company SAP Statements.

(d) Except for regular periodic assessments in the ordinary course of business consistent with past practice or assessments based on developments which are publicly known within the insurance industry, no material claim or material assessment is pending or, to the Knowledge of the Company, threatened against any Company Subsidiary which is unique to such Company Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

Section 3.16  Title to Properties; Absence of Liens.

Except as has not and would not constitute, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or a Company Subsidiary: (i) has good and marketable title to all of its owned real property (the “Owned Real Property”) and all tangible personal property reflected in the latest balance sheet included in the Company SEC Documents (the “latest balance sheet”) as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), in each case free and clear of all Liens, except Permitted Liens; and (ii) is the lessee of all leasehold estates reflected in the latest balance sheet or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (“Leased Real Property”) and is in possession of the properties purported to be leased thereunder, and has a valid or enforceable right to use all tangible personal property leased or licensed to it and each such lease or license (whether for Leased Real Property or personal property) is valid without material default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

Section 3.17  Opinion of Financial Advisor.

The Board of Directors of the Company have received a written opinion from the Company Financial Advisor dated as of the date of this Agreement and addressed to the Board of Directors of the Company to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders. The Company has been authorized by the Company Financial Advisor to include such opinion in its entirety in the Proxy Statement.

Section 3.18  Taxes.

(a) The Company and each Company Subsidiary have timely filed all material Tax Returns required to be filed (determined without regard to extensions) on or before the date hereof. The Company and each Company Subsidiary have paid all material Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Tax Returns filed by the Company and the Company Subsidiaries were complete and correct in all material respects, and such Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and the Company Subsidiaries and any other information required to be shown thereon. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and the Company Subsidiaries. None of the Tax Returns filed by the Company or any Company Subsidiary contain a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any of the Company’s or any Subsidiary’s assets, other than Liens for Taxes not yet due and payable. The Company and the Company Subsidiaries have established in accordance with SAP and GAAP adequate accruals for all Taxes for which payment is not yet due.

(b) None of the Tax Returns filed by the Company or any Company Subsidiary or Taxes payable by the Company or any Company Subsidiary have been the subject of an audit, action, suit, proceeding, claim,

examination, deficiency or assessment by any Taxing Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, has been threatened by any Taxing Authority.

(c) Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any Company Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or any Company Subsidiary, as of the date hereof, are set forth on Section 3.18 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is subject to, nor has applied within the past three (3) years, for any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority. Neither the Company nor any of its Subsidiaries nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d) Neither the Company nor any Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed prior to the Closing Date, (C) intercompany transaction entered into before the Closing Date or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (D) installment sale or open transaction made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

(e) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Section 280G(b)(4) of the Code or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any Company Subsidiary is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. No person is entitled to receive an additional payment (including any tax gross up or other payment) from the Company or any Company Subsidiary as a result of the imposition of the excise tax required by Section 4999(a) or Section 409A of the Code.

(f) Neither the Company nor any Company Subsidiary is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii), of the Code.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the five (5) years prior to the date of this Agreement or (B) in a distribution which, to the Knowledge of the Company, constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) Neither the Company nor any Company Subsidiary has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither the Company nor any Company Subsidiary owns, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(i) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement or similar arrangement with any third party (including, but not limited to, an indemnification agreement or arrangement. Neither the Company nor any Company Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is the Company and other than Capital City), and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), or as a transferee or successor, or by contract, or otherwise.

(j) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date hereof exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Financial Statements dated September 30, 2007, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company and its Subsidiaries in filing Tax Returns.

(k) Section 3.18 of the Company Disclosure Schedule hereto lists all material Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after January 1, 2005. The Company has delivered to the Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 2005.

(l) Neither the Company nor any Company Subsidiary has (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law).

Section 3.19  Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and correct list of the material Company Benefit Plans (including but not limited to all Company Benefit Plans subject to ERISA). With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies or materially accurate summaries of each of the Company Benefit Plans that has not been previously filed with the SEC and (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, and all related trust documents, insurance contracts, insurance policies or other documents of any funding arrangements (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the most recent annual actuarial valuations, if any, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (v) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters (if applicable), (vi) all material correspondence to or from any Governmental Entity received in the last three years relating to compliance issues in respect of any such Company Benefit Plan and (vii) all discrimination tests for the most recent plan year.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a list of all Notes evidencing outstanding loans by the Company and any Company Subsidiary to employees or former employees.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS or may rely on an opinion or advisory letter issued by the IRS, and there are no existing circumstances or any events that could reasonably be expected to adversely affect the qualified status of any such plan. All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken within the applicable remedial amendment periods. Each Company Benefit Plan has been maintained, administered and operated in all material respects in accordance with its terms and with applicable Law including, but not limited to ERISA and the Code.

(d) Neither the Company nor any Company Subsidiary, nor any of their ERISA Affiliates, contributes to, sponsors or maintain or has in the past sponsored, maintained, contributed to or had any liability in respect of any pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(e) There are no pending claims by or on behalf of any of the Company Benefit Plans, by any employee or otherwise involving any such plan or the assets of any plan (other than routine claims for benefits). There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Benefit Plan before any Governmental Entity.

(f) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414 of the Code), a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any Company Subsidiary, nor any of their ERISA Affiliates, has at any time during the last six (6) years contributed to or been obligated to contribute to any such plan.

(g) No event has occurred and no condition exists that would, either directly or by reason of the Company’s or any Company Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of the Company Subsidiaries to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations. Neither the Company nor the Company Subsidiaries, nor any of their respective directors, officers, employees or agents, with respect to any Company Benefit Plan, has engaged in or been a party to any non-exempt “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Company Subsidiary or any Company Benefit Plan or for which the Company or any Company Subsidiary has any indemnification obligation. There are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, the assets of any trust under any Company Benefit Plan, the plan sponsor, plan administrator or any fiduciary of any Company Benefit Plan with respect to the administration or operation of such plans. There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.

(h) All contributions or other amounts payable by the Company or the Company Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP and the terms of the Company Benefit Plans.

(i) No payments required to be made under any Company Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any another event) requires any action by or in respect of, or filing with any Governmental Entity or would result in any violation of Law.

(j) No employee or former employee of the Company or any Company Subsidiary is or may become entitled to post-employment benefits of any kind by reason of his or her employment, including, death or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any plan qualified under Section 401(a) of the Code. Each Company Benefit Plan may be amended or terminated after the Closing Date without material cost other than for claims incurred prior to such amendment or termination.

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or of any Company Subsidiary to any compensation or benefits, severance pay, unemployment compensation, forgiveness of indebtedness, or any other payment, except with respect to Options as expressly provided in Section 1.7 hereof, (ii) except with respect to Options as expressly provided in Section 1.7 hereof, result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan.

(l) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the Treasury regulations and IRS guidance thereunder. No Company Benefit Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004. No payment pursuant to any Company Benefit Plan or other agreement, policy or arrangement of the Company or any Company Subsidiaries to any “service provider” (as such term is defined in

Section 409A of the Code and the regulations and IRS guidance promulgated thereunder), including the grant, vesting or exercise of any stock option, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise, would subject any person to tax pursuant to Section 409A(1) of the Code. All Options have been appropriately authorized by the Board of Directors of the Company or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the exercise price and the substantive option terms, and no Options have been retroactively granted or the exercise price of any Company Stock Option determined retroactively. No Option or equity award granted under any Company Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(m) Any person providing services to the Company or any of the Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any Company Benefit Plan in respect of such non-employee service, except as have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(n) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any Company Subsidiary by reason of Section 162(m) of the Code, including by reason of the transaction contemplated hereby.

(o) Neither the Company nor any Company Subsidiary has any plan, contract or commitment, whether legally binding or not, or has announced (orally or in writing) an intention to create any additional employee benefit or compensation plans, policies or arrangements, or except as may be required by applicable Law or this Agreement, to modify, suspend or terminate any Company Benefit Plan.

(p) Section 3.19(p) of the Company Disclosure Schedule lists each Company Benefit Plan subject to ERISA as to which the Company or any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA.

Section 3.20  Employees, Labor Matters.

Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, and, to the Knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or any Company Subsidiary. Since September 23, 2005, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any Company Subsidiary. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have properly classified all individuals (including agents, independent contractors and leased employees) under applicable Law and have complied in all material respects with all Laws pertaining to the employment or termination of employment of their respective employees and agents, including but not limited to all such Laws relating to wages, hours, commissions, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, prohibited discrimination, immigration control, employee classification, payment and withholding of Taxes, continuation coverage with respect to group health plans or under employment contracts, except such noncompliance as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.21  Environmental Matters.

(a) Except as relates to any insurance product of the Company or any Company Subsidiary, and except as has not had and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) neither the Company nor any Company Subsidiary has received any written notice, notification, demand, request for information, citation, summons or order, no complaint has been filed, no penalty has been assessed, no action, written claim, suit or proceeding is pending or, to the Knowledge of the Company, is threatened against the Company or any Company Subsidiary, and no investigation of the Company is pending or, to the Knowledge of the Company, threatened in any case by or from any Governmental Entity or other Person relating to or arising out of any Environmental Law;

(ii) the Company and the Company Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits;

(iii) other than with respect to policies written in connection with the insurance business, the Company has not incurred any liability arising under any Environmental Law;

(iv) there has been no report of any environmental investigation, study, audit, test, review or other environmental analysis conducted by or in the possession or control of the Company that pertains to the current or prior business of the Company or any Company Subsidiary (other than with respect to policies written in connection with the insurance business) or any property or facility now or previously owned or leased by the Company or any Company Subsidiary that has not been made available to Parent prior to the date hereof; and

(v) no Hazardous Substances are located and no Releases of Hazardous Substances have occurred at, on, above or under any properties currently owned, leased or operated or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary that have resulted or are likely to result in any cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

(b) For purposes of this Section 3.21, the terms “Company” and “Company Subsidiary” shall include any entity that is, in whole or in part, a predecessor-in-interest of the Company or of any Company Subsidiary.

Section 3.22  Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and/or each Company Subsidiary owns, or has valid binding licenses or otherwise possesses sufficient rights to use, all Intellectual Property necessary for the business of the Company and the Company Subsidiaries as currently conducted.

(b) Schedule 3.22(b) sets forth all (i) trademark and service mark registrations and applications for registration thereof, (ii) issued patents and pending patent applications, (iii) registered copyrights and applications for registration thereof, and (iv) Internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of the Company Subsidiaries (collectively, the “Registered Intellectual Property”). To the Knowledge of the Company, all such Registered Intellectual Property is valid and subsisting. No action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand of which the Company or any Company Subsidiary has received written notice is pending before a Governmental Entity or, to the Knowledge of the Company, is threatened in writing that challenges the legality, validity, enforceability, registration, use, or ownership of such Registered Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have not and do not, and the conduct of their respective businesses or operations as currently conducted do not, infringe, violate or misappropriate any Intellectual Property of any third party. The Company and the Company Subsidiaries have not received any written notice (including, without limitation, any demand letter or offer to license) from any third party pertaining to or challenging the right of any Company and any Company Subsidiaries to use any Intellectual Property owned or licensed by the Company or any Company Subsidiaries.

(d) To the Knowledge of the Company, no third party is infringing, violating or misappropriating any of the Intellectual Property owned or exclusively licensed by the Company or any Company Subsidiary.

(e) The Company and the Company Subsidiaries have, in connection with any collection of personally identifiable information, complied with all applicable statutes, rules and regulations in all relevant jurisdictions and its publicly available privacy policy (if any), relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company and any Company Subsidiary or by any third party having authorized access to the databases or other records of the Company or any Company Subsidiary.

Section 3.23  Material Contracts.

(a) The Company has delivered or made available to Parent true and complete copies of all material contracts of the Company and each Company Subsidiary that as of the date hereof (collectively, the “Material Contracts”):

(i) are required to be filed as exhibits to the Company SEC Documents or the Company SAP Statements;

(ii) contain covenants that limit in any material respect the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, would restrict in any material respect the ability of the Surviving Corporation or its Affiliates) to compete in any line of business, except for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of thirty (30) days or less;

(iii) relate to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iv) involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract;

(v) relate in any way to (A) indebtedness for borrowed money or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such contract are greater than $1,000,000;

(vi) were entered into after December 31, 2006, involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $3,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice);

(vii) involve any directors, executive officers or 5% shareholders of the Company that cannot be canceled by the Company within thirty (30) days notice without liability, penalty or premium; or

(viii) are Company Reinsurance Agreements.

(b) Each Material Contract is legal, valid and binding upon the Company or the Company Subsidiary party thereto, and, to the Knowledge of the Company, upon each of the other parties thereto, in each case subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party, is in breach of or in default under any Material Contract, and, to the Knowledge of the Company, no event has occurred (or after giving effect to the transactions contemplated by this Agreement, will occur) or condition exists that, with the passage of time and/or the giving of notice, would constitute a default thereunder by any party thereto, except for such breaches and defaults that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Neither the Company nor any Company Subsidiary provides insurance contracts or otherwise provides services for consideration to the United States Government or any agency thereof.

Section 3.24  Brokers and Finders’ Fees.

Except for the Company Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement.

Section 3.25  Affiliate Transactions.

Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, other than such transactions described in the Company’s definitive proxy statement in Schedule 14A filed with the SEC on April 30, 2007.

Section 3.26  Producers.

The Company has delivered or made available to Parent the names of all Company Producers that accounted for three (3%) percent or more of the gross written premiums of the Company and the Company Subsidiaries, taken as a whole, during the 12 month period prior to the date hereof. None of the Company or any Company Subsidiary has received any notice or has any reason to believe that any such Company Producer has or will terminate or has or will substantially reduce its business relationship with the Company or any Subsidiary of the Company.

Section 3.27  Acquisition of Capital City.

To the Knowledge of the Company, (i) no representation or warranty made by the sellers of Capital City Holding Company, Inc. and its subsidiaries and affiliates (“Capital City”) as set forth in the Stock Purchase Agreement dated May 11, 2007 (“Capital City Stock Purchase Agreement”) is untrue or incorrect in any material respect and (ii) all covenants and obligations to be performed under the Capital City Stock Purchase Agreement have been performed in all material respects. The Company has made no claim, and, to the Knowledge of Company, has no reasonable basis to make a claim for indemnification under the Capital City Stock Purchase Agreement.

Section 3.28  Other Representations or Warranties.

Except for the representations and warranties contained in this ARTICLE III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or any of the Company Subsidiaries makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company of any Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by Parent to the Company on or prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is fairly and reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:

Section 4.1  Corporate Existence and Power.

Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 4.2  Corporate Authorization.

Each of Parent and Merger Sub have all necessary company or corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary company or corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3  Governmental Authorization.

The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of this Agreement and consummation by Parent and Merger Sub of the transactions contemplated hereby will not, require any consent or approval by, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) approvals or filings under Insurance Laws (collectively, but excluding any such filings included on Section 4.3 of the Parent Disclosure Schedule that are required to be made following the consummation of the Merger, the “Parent Approvals” and, together with the Company Approvals, the “Transaction Approvals”) and (v) any other consents, approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub.

Section 4.4  Non-Contravention.

The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or the articles of incorporation or bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3, violate or conflict with or result in any breach of any provision of any applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such violations, conflicts and breaches referred to in clause (ii) and for such Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Affect on Parent or Merger Sub.

Section 4.5  Capitalization of Merger Sub and Parent; Interim Operations of Merger Sub and Parent.

Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and other than in connection with the transactions contemplated hereby has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.

Section 4.6  Proxy Statement.

None of the information supplied or to be supplied by Parent or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any document required to be filed or furnished by the Company, Parent or Merger Sub or any of their respective Affiliates with or to the SEC in connection with the transactions contemplated by this Agreement, will, at the date mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7  Litigation.

There is no action, suit, investigation, claim, complaint, demand, subpoena, injunction, notice of violation or other proceeding pending against, or, to the Knowledge of Parent, threatened against, Parent or Merger Sub, before any Governmental Entity, or any Order to which Parent or Merger Sub is subject, that would reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub.

Section 4.8  Brokers and Finders’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.

Section 4.9  Financing; Capital Structure.

Parent and Merger Sub have available to them, all funds necessary for the payment to the Paying Agent of the aggregate amounts payable pursuant to ARTICLE II and any other amounts required to be paid by either of them in connection with the consummation of the transactions contemplated by this Agreement, including those contemplated by the Transaction Approvals, and to pay all related fees and expenses, in the case of fees and expenses as required to be paid or funded as of or prior to the Closing Date.

Section 4.10  Interested Shareholder.

At the time immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates is, with respect to the Company, an “interested shareholder” as such term is defined in Section 778 of the MBCA.

Section 4.11  Ownership of Shares.

At the time immediately preceding the date of this Agreement, none of Parent, Merger Sub and their respective controlled Affiliates owns, directly or indirectly, beneficially or of record, any Shares, and none of Parent, Merger Sub and their respective controlled Affiliates holds any rights to acquire any beneficial or record ownership of the Shares.

ARTICLE V

CONDUCT OF BUSINESS BY THE COMPANY

Section 5.1  Conduct of Business by the Company Pending the Merger.

From the date of this Agreement until the Effective Time, (i) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (ii) except as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as otherwise expressly provided for in or contemplated by this Agreement, or (iv) as required by applicable Law or by a Governmental Entity, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice, including using its commercially reasonable efforts to preserve intact its business organization, and goodwill and relationships with customers, third party payors (including Governmental Entities, insurance carriers and other intermediaries), Company Producers and others having material business dealings with it and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, (w) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (x) as otherwise expressly provided for in or contemplated by this Agreement, or (y) as required by applicable Law or by a Governmental Entity, from the date hereof until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to:

(a) adopt or propose any change in its articles or certificate of incorporation, charter, bylaws, code of regulations or other comparable organizational documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by wholly-owned Company Subsidiaries to the Company or another wholly-owned Company Subsidiary, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any other security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests or any other securities convertible into or exercisable for Capital Stock;

(c) issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any other security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any Company Subsidiary, other than (i) issuances of shares of Company Common Stock upon the exercise of Options outstanding on the date hereof and in accordance with their terms in effect as of the date hereof, or (ii) issuances by a wholly-owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly-owned Company Subsidiary;

(d) merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock or otherwise) any other Person, other than (i) acquisitions of inventory, equipment or software in the ordinary course of business consistent with past practice, or (ii) investment portfolio transactions in accordance with Section 6.17 hereof;

(e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or product lines or businesses (including capital stock or other equity interests of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments set forth in Section 5.1(e) of the Company Disclosure Schedule, (ii) in an amount not in excess of $250,000 individually or $1,000,000 in the aggregate, or (iii) investment portfolio transactions in accordance with Section 6.17 hereof.

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate during any twelve (12) month period, other than by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or investment portfolio transactions in accordance with Section 6.17 hereof, (ii) incur, guarantee or assume any indebtedness, (iii) make or commit to make any capital expenditure other than capital expenditures approved by the Board of Directors of the Company prior to the date hereof or within the Company’s capital budget for fiscal 2007 previously provided to Parent, or (iv) cancel any debts or waive any claims or rights of substantial value, except for cancellations made or waivers granted with respect to claims in the ordinary course of business consistent with past practice that, in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole;

(g) Except as may be required by applicable Law, (i) enter into, adopt or make any commitment to adopt any employee benefit plan or other arrangement that would be a Company Benefit Plan if it were in existence on the date hereof, (ii) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any present or former directors, officers or employees or any of their beneficiaries, (iii) grant any equity or equity-based awards (including Shares, preferred shares or any other securities of the Company or any Company Subsidiaries or awards thereof), (iv) amend or otherwise modify benefits under any Company Benefit Plan, (iv) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof (except as expressly provided in Section 1.7 hereof), (v) fail to make any required contribution to any Company Benefit Plan, (vi) make any contribution to a Company Benefit Plan other than regularly scheduled contributions, (vii) merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, (viii) change the sponsor of any Company Benefit Plan, or (ix) terminate or establish any Company Benefit Plan, except to the limited extent necessary to comply with Section 409A of the Code without any material increase in liability on the part of, or cost to, the Company or any Company Subsidiary or to the extent required by an existing agreement, Company Benefit Plan or applicable Law;

(h) (i) grant any increase in the compensation, bonus or benefits of directors, officers, or employees of the Company or any Company Subsidiary, except, with respect to employees only, for increases in the ordinary course of business consistent with past practice, (ii) except as otherwise required by applicable Law and for agreements entered into in the ordinary course of business consistent with past practice (other than agreements entered into with any director or officer or any former employee of the Company or any Company Subsidiary), enter into any new employment, change of control, severance or retention agreement or amend any existing such agreement with any employee of the Company or any Company Subsidiary, (iii) forgive any loans to employees, officers or directors of the Company or any Company Subsidiary, (iv) enter into or make any loans, advances or capital contributions to or investments in officers, directors, employees, agents or consultants, or (v) terminate the employment of any officer or member of senior management other than for cause;

(i) settle or compromise any material claims or audits in an amount in excess of $500,000 individually or $1,000,000 in the aggregate (except that if a reserve has been established on the balance sheet of the Company as of December 31, 2006 for an amount less than the settlement or compromise amount, the Company may settle any such claims or audits in an amount up to $500,000 individually or $1,000,000 in the aggregate in excess of such reserve amount), or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claims or audits that would restrict in any material respect the operations of the business after the Effective Time, in each case other than with respect to insurance claims in the ordinary course of business consistent with past practice;

(j) other than in the ordinary course of business consistent with past practice, (i) modify or amend in any material respect or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Company Subsidiary, or (iii) modify, amend or enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;

(k) enter into or renew or extend any agreements or arrangements that limit or restrict in any material respect the Company or any Company Subsidiary or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict in any material respect Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any material line of business or in any geographic area;

(l) terminate, cancel, amend or modify any insurance policies or reinsurance contracts maintained by it covering the Company or the Company Subsidiaries as insureds or reinsureds or their respective properties which is not replaced by a comparable amount of insurance or reinsurance coverage at a substantially similar cost;

(m) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(n) other than a renewal transaction with any reinsurer upon the expiration of any current reinsurance agreement, enter into any new reinsurance transaction as assuming or ceding insurer, which does not contain arms’-length cancellation, termination and commutation provisions; provided, however, with respect to renewal transactions with reinsurers for current reinsurance agreements, the Company shall use commercially reasonable efforts to negotiate commercially reasonable cancellation, termination and commutation provisions;

(o) alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, methods, guidelines or policies (including compliance policies), except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, SAP or any Governmental Entity or applicable Law;

(p) incur or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (i) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-Tax basis), and (ii) indebtedness and guarantees among the Company and the Company Subsidiaries;

(q) amend or modify in any material respect any agreement with any Company Producer or enter into an agreement with a new Company Producer pursuant to which annual premiums in the first year are reasonably expected to exceed $3,000,000, or other than in the ordinary course of business consistent with past practices offer any new insurance product; or

(r) agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  SEC Filings.

The Company shall prepare and file a preliminary proxy statement to be used in connection with the Company Shareholders Meeting (the “Proxy Statement”) with the SEC as promptly as reasonably practicable following the date of this Agreement (with a reasonably complete first draft to be provided to Parent no later than 15 days following the date hereof). The Company shall notify Parent promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information with respect to the Proxy Statement and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent a reasonable and timely opportunity to review and comment on the Proxy Statement or any amendment, supplement or SEC response, and shall give due consideration to inclusion in the Proxy Statement or any such amendment, supplement or SEC response the comments reasonably proposed by Parent. Any such filing, amendment, supplement or response shall be made as soon as reasonably practicable after receiving any comments from Parent. The Company and Parent shall use commercially reasonable efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement as reasonably promptly as practicable after receipt thereof. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing. The Company will advise Parent promptly after it receives notice that the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement. To the extent permitted by Law, the Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Company Shareholders Meeting there shall occur any event (including discovery of any fact, circumstance or event by any party hereto) that should be set forth in an amendment or supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and mail to its shareholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate reasonably with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including supplying information for inclusion or incorporation by reference in the Proxy Statement in a timely manner provided the Company has given Parent reasonable advance notice thereof. Parent and Merger Sub shall, and shall cause their respective Affiliates to, file or furnish with or to the SEC any document required by the Exchange Act in connection with the transactions contemplated by this Agreement to be so filed or furnished.

Section 6.2  Company Shareholders Meeting; Board Recommendation.

As promptly as practicable after the SEC has cleared the Proxy Statement, the Company, acting through its Board of Directors, and in accordance with applicable Law and the rules and regulations of Nasdaq, shall (i) take all action required to duly call, give notice of, convene and hold a meeting of its shareholders (including any postponement or adjournment thereof) for the purpose of obtaining the Requisite Shareholder Vote (the “Company Shareholders Meeting”), including mailing the Proxy Statement as soon as reasonably practicable after such clearance and holding the Company Shareholders Meeting no later than 35 calendar days after mailing the Proxy Statement and (ii) subject to Section 6.3(c), include in the Proxy Statement the Board Recommendation. The Board of Directors of the Company shall not condition its submission of this Agreement or the Merger to the shareholders of the Company on any basis other than receipt of the Requisite Shareholder Vote. Except in accordance with Section 6.3(c), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall (A) withdraw (or modify or qualify in a manner adverse to Parent in any material respect), or publicly propose to withdraw the Board Recommendation (it being understood that the Board of Directors may take no position with respect to a Takeover Proposal that takes the form of a tender offer until the close of business as of the tenth Business Day after the commencement of such tender offer pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), (B) fail to include the Board Recommendation in the Proxy Statement, or (C) knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such Board Recommendation (any action described in these clauses (A), (B), or (C) being referred to as a “Recommendation Withdrawal”). Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of voting on the adoption of this Agreement and the Merger and, in such case, the Board of Directors of the Company shall comply with the further requirements of Section 703a(2)(a) of the MBCA.

Section 6.3  No Solicitation.

(a) Subject to Sections 6.3(b) and (c), until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers, provide any non-public information or data or access to any Person relating to or in connection with a potential Takeover Proposal, or knowingly make any other efforts or attempts that constitute, or would reasonably be expected to lead to, any Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, a Takeover Proposal, (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Takeover Proposal, (iv) enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (v) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent or (vi) agree or publicly propose to do any of the foregoing. The Company shall immediately cease and cause to be terminated all discussions or negotiations existing as of the date of this Agreement with any Person and any other activities conducted heretofore with respect to any Takeover Proposal and, subject to the other provisions of this Section 6.3, will use its commercially reasonable efforts to enforce any confidentiality, standstill or similar agreement to which the Company or any of the Company Subsidiaries is a party, including by requesting the prompt return or destruction of all confidential information previously furnished and by using its commercially reasonable efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction.

(b) Notwithstanding anything to the contrary in Section 6.3(a), if at any time prior to obtaining the Requisite Shareholder Vote, (i) the Company receives an unsolicited Takeover Proposal from any other third party, and (ii) the Board of Directors of the Company determines in good faith (after consultation with JPMorgan or another independent outside financial advisor and outside counsel) that (A) such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions: (x) furnish information to the Person making such Takeover Proposal (only after entering into a Qualifying Confidentiality Agreement with such Person) and any such information provided to such Person shall promptly be provided to Parent if it was not previously provided, and (y) engage or participate in any discussions or negotiations with such Person with respect to the Takeover Proposal. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of the receipt of (i) the Board of Directors of the Company’s determination to take any action described in the preceding sentence, (ii) any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal and the material terms of such proposal, including the identity of the Person(s) making such proposal and its substance, and, if applicable, providing copies of any documents or correspondence evidencing such proposal, and (iii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information not reasonably expected to be related to a Takeover Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis (and in any event within 48 hours of the occurrence of any such developments, discussions or negotiations) of the status and any material developments, discussions and negotiations concerning such Takeover Proposal (including any material change to the terms thereof).

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Shareholder Vote, the Board of Directors of the Company may effect a Recommendation Withdrawal and/or terminate this Agreement pursuant to Section 8.1(d)(ii), if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. During the two days prior to a Recommendation Withdrawal based on the existence of a Superior Proposal the Company shall, and shall direct its financial and legal advisors to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the subject Takeover Proposal ceases to be a Superior Proposal. In the event that any material revisions (or revisions that in the aggregate are material) are made to the subject Takeover Proposal, the Company shall deliver to Parent within one Business Day written notice of any such material revisions (including a detailed description thereof) and Parent shall have an additional two business days to negotiate modifications to the terms and conditions of this Agreement so that the subject Takeover Proposal again ceases to be a Superior Proposal. Whether or not Parent and the Company enter into any such negotiation, Parent’s rights under ARTICLE VIII to the Termination Fee and/or Termination Expenses shall not be affected.

(d) The Company agrees that any violations of the restrictions set forth in Section 6.3(a) by any Representative of the Company or any Company Subsidiary, shall be deemed to be a breach of Section 6.3(a) by the Company.

(e) Nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any required disclosure to the Company’s shareholders if, after consultation with its outside counsel, the Company determines that failure to disclose such information would violate its obligations under applicable Law, or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided further that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company concurrently reaffirms its recommendation of the Merger.

(f) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole), any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of, or economic or voting interest in, the Company or any Company Subsidiary, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole);

“Superior Proposal” means a bona fide Takeover Proposal (except that references to 15% will be deemed to be references to “more than 50%”) from a third party, not solicited in violation of this Agreement, made in writing that (i) is on terms which the Board of Directors of the Company in good faith determines (after consultation with the Company’s independent legal and financial advisors, and considering the identity of the offeror, all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated and such other matters as the Board of Directors of the Company deems relevant), are more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated hereby, and (ii) is in the good faith determination of the Board of Directors of the Company otherwise reasonably capable of being completed on its terms (including any terms related to financing).

Section 6.4  Access to Information.

The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, general or limited partners (if applicable), managing members (if applicable), Affiliates, accountants, counsel, financial advisors, consultants, financing sources, and other professional advisors or representatives (collectively, “Representatives”) of Parent reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each material report, schedule and other document filed, furnished, or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity (other than routine filings, correspondence, reports, circulars or invoices), and (b) all information as Parent may reasonably request; provided that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with the Company and to the extent required by applicable Law, and further such access shall be subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the Company shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement). The Company shall also, with respect to each fiscal month ending after the date of this Agreement, furnish to Parent any “flash” or “management reports” relating to the financial and operating performance of the Company and the Company Subsidiaries, and any unaudited monthly financial statements, in each case to the extent made available to management of the Company, promptly following their availability (it being understood and agreed that the Company shall not be required to prepare any such reports solely for the purpose of complying with the foregoing). In conducting any inspection of any properties of the Company and the Company Subsidiaries, Parent and its Representatives shall not (i) interfere with the business of the Company or any Company Subsidiary conducted at such property, or (ii) damage any property or any portion thereof. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement, provided that (x) any requirement under the Confidentiality Agreement to obtain approval for the disclosure of Evaluation Material (as defined in the Confidentiality Agreement) to potential financing sources shall be waived during the period beginning on the date of this Agreement and ending on any termination of this Agreement, (y) such Persons shall constitute “Representatives” for all purposes of the Confidentiality Agreement, and (z) such Persons shall be entitled to use Evaluation Material solely for purposes of evaluating whether to provide financing in connection with a Potential Transaction (as defined in the Confidentiality Agreement). No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.5  Commercially Reasonable Efforts.

(a) Subject to the other terms and conditions of this Agreement, each of the Company, Parent and Merger Sub will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as practicable after the date of this Agreement and in any event within forty-five (45) calendar days of the date of this Agreement, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (ii) appropriate filings required by the Transaction Approvals, and (iii) all other necessary filings with any other Governmental Entity with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to such requirements and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied.

(b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other approval of a Governmental Entity, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings and conferences.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company and Parent shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Law, including responding to any request for information from any such Governmental Entity and complying with any requirements or conditions imposed by any such Governmental Entity so as to permit consummation of the transactions contemplated by this Agreement on the terms set forth in this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation due to such Person, and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or to incur any material liability or other material obligation; provided, however, that Parent and Merger Sub shall give the Company the opportunity to make such payments or commitment or incur such obligation, in which event the Merger Consideration shall be adjusted by the amount of any payment made or obligation incurred by the Company. Notwithstanding the foregoing, Parent shall not be required to offer, take or agree to any actions in connection with any sale, divestiture, hold separate order or disposition of any of its or its Affiliates’ or the Company’s or the Company Subsidiaries’ businesses or assets, nor shall the Company or any Company Subsidiary sell, divest or dispose of any assets or business pursuant to the obligations of this Section 6.5 without the prior consent of Parent, which consent may be withheld in Parent’s sole discretion.

Section 6.6  Employee Matters.

(a) Until the first anniversary of the Effective Time, the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Company, the Company Subsidiaries or the Surviving Corporation during such period, compensation (including base salary and incentive compensation opportunities) and employee benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Company Subsidiary to such employees immediately before the date of this Agreement (but excluding for all purposes, in each case, any equity-based or long-term incentive plans or arrangements). The provisions of this Section 6.6 shall not create in any current or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Parent, the Company or any of their respective Subsidiaries or any right to any specific terms or conditions of employment. Nothing in this Section 6.6 shall be deemed to be a guarantee of employment for any current or former employee of the Company or any Company Subsidiary, or to restrict the right of Parent or the Surviving Corporation to terminate any such employee without cause.

(b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that an employee of the Company or any Company Subsidiary is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such employee participated or was eligible to participate, (ii) provide each such employee with credit for any co-payments and deductible amounts paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting and level of benefits (but not for any other purpose, including benefit accrual purposes under any qualified or nonqualified defined benefit plan of the Parent, the Surviving Corporation or any of its subsidiaries) to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan (including vacation) in which such employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c) With respect to matters described in this Section 6.6, the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other material communication materials to its employees or former employees. Prior to the Effective Time, subject to applicable Law, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing reasonable notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6, provided that such notices or other communication materials are reasonably approved in advance by the Company.

(d) Notwithstanding the foregoing provisions of this Section 6.6, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, or (ii) shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees of the Company and the Company Subsidiaries are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (x) in any other Person, including any current or former employees of the Company or any Company Subsidiary, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates or continued participation in any Company Benefit Plan.

Section 6.7  Expenses.

Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filings of the Notification and Report Form required by the HSR Act, the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of the Requisite Shareholder Vote and all other matters related to the transactions contemplated hereby.

Section 6.8  Transfer Taxes.

The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement, and the Company and Parent shall be liable for the payment of any such Taxes, fees and similar items.

Section 6.9  Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to the greatest extent permitted by Law, to indemnify and hold harmless, and advance reasonable expenses as incurred to the greatest extent permitted by Law, the present and former (and any individuals who may become prior to the Effective Time) officers, and directors of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties” and singularly the “Indemnified Party”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually and reasonably incurred by him or her in connection with any actual or threatened claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative regulatory or investigative, in which the Indemnified Party is or may be a defendant, and which arises out of, relates to or is in connection with any acts or omissions occurring or alleged to have occurred, prior to or at the Effective Time, and which are based on or arises out of the fact that the Indemnified Party was an officer, director or employee of the Company or one of the Company Subsidiaries, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, provided that any such Indemnified Party provides an undertaking, to the extent permitted by the MBCA, to repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to indemnification and/or advancement. Such indemnification and advancement referred to herein shall only apply in excess of any and all available insurance, including, but not limited to, directors and officers liability insurance, fiduciary liability insurance and errors and omissions insurance available to the Indemnified Party.

(b) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts, and containing terms, conditions, retentions and limits of liability that are not less advantageous in the aggregate than such policies with respect to coverage for liability for claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that (i) such policies may, in the Surviving Corporation’s sole discretion, be one or more “tail” policies for all or any portion of the full six-year period; and (ii) in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of the current premium (on an annualized basis) paid prior to the date hereof by the Company for such insurance as specified in Section 6.9(b) of the Company Disclosure Schedule (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policy of directors’ and officers’ insurance (including, in the reasonable judgment of the Surviving Corporation, “tail” coverage) obtainable for an annual premium equal to the Maximum Amount. Section 6.9(b) of the Company Disclosure Schedule sets forth the Company’s last annual premium paid prior to the date hereof and the current premium (on an annualized basis) paid prior to the date hereof for its officers’ and directors’ liability insurance. Parent shall have the right to arrange and place insurance using its own insurance agent in advance of the Effective Time.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made prior to any such transaction being consummated so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9.

(d) From and after the Effective Time, until the sixth (6th) year anniversary thereof, the Parent and the Surviving Corporation agree not to, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.9(d) of the Company

Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation’s Constituent Documents.

(e) The provisions of this Section 6.9 and the proviso to Section 1.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company or any of the Company Subsidiaries, or under any applicable contracts, insurance policies or Laws.

Section 6.10  Public Announcements.

The Company and Parent agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or foreign securities exchange or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case, the party required to make the release or announcement shall give the other parties as much advance written notice as is reasonably practicable under the circumstances, to the extent legally permissible (including, without limitation, sending such disclosure in writing if reasonably practicable), to review such announcement, it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in accordance with Section 6.3.

Section 6.11  Notification.

(a) During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 on the Closing Date impossible or reasonably unlikely. No such notification shall be given any effect for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.2 has been satisfied; provided, however the subject matter of such notification may be taken into account in making any such determination. Delivery of notification pursuant to this Section 6.11(a) shall not limit or otherwise affect the remedies available to Parent or Merger Sub hereunder.

(b) During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, Parent and Merger Sub shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 on the Closing Date impossible or reasonably unlikely. No such notification shall be given any effect for purposes of (i) determining the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.3 has been satisfied; provided, however the subject matter of such notification may be taken into account in making any such determination. Delivery of notification pursuant to this Section 6.11(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

Section 6.12  State Takeover Laws.

The Board of Directors of the Company shall not rescind, repeal, alter or amend any of the actions taken with respect to the Takeover Laws as described in Section 3.2(b)(v) without the prior written consent of Parent. If any Takeover Law (or any similar takeover law) is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.13  Shareholder Litigation.

The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, in which case Parent and the Company shall use commercially reasonable efforts to enter into a mutually reasonably acceptable joint defense agreement. The Company shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, except as otherwise required by applicable Law.

Section 6.14  Section 16(b) of the Exchange Act.

The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15  Delisting.

Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration of the Company Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 6.16  Filing of Tax Returns.

Parent shall have a reasonable opportunity to review any Income Tax Returns required to be filed by the Company and the Company Subsidiaries after the date of signing of this Agreement but prior to the Closing Date. The Company shall in good faith consider incorporation of any comments made by Parent on such Income Tax Returns.

Section 6.17  Liquidation of Investments.

The Company shall, on or before January 31, 2008, and shall cause each of the Company Subsidiaries to, liquidate the equity investments of the Company or any such Subsidiary; provided that the Company is able to do so without violating any Insurance Law. The parties will work together to determine mutually acceptable ongoing investment portfolio practices to be followed following the date of this Agreement and prior to Closing.

Section 6.18  Disposition of Company Investment.

Prior to Closing, the Company shall have sold to a third party the investment identified on Section 6.18 of the Company Disclosure Schedule at a value at least equal to its book value, and on an arms’ length basis.

Section 6.19  Sale of Home Pointe.

The Company shall use all of the proceeds from the sale of Home Pointe Insurance Company to pay down the amount outstanding under its Comerica Bank credit facility and shall not make any further borrowings in excess of $1,000,000 in the aggregate under such facility without the written approval of Parent.

Section 6.20  A.M. Best Rating.

The Company will, and will cause the Company Subsidiaries to, use commercially reasonable efforts to maintain their current ratings from A.M. Best. The parties shall cooperate in all reasonable respects concerning contacts and communications with A.M. Best and other ratings agencies.

Section 6.21  Contact with Producers.

From and after the date hereof, subject to any limitations imposed by law or contract, the Company shall, and the Company shall cause each of the Company Subsidiaries to, make reasonably available during normal business hours and upon reasonable notice their respective employees to assist Parent in preserving the business of the Company and the Company Subsidiaries including facilitating, and permitting Parent to participate in, meetings and conference calls among Parent, the Company, the Company’s Subsidiaries and the Company Producers, to send communications to such Company Producers, and to encourage such Company Producers to otherwise maintain their business relationships with the Company and the Company Subsidiaries following the Closing.

Section 6.22  Other Actions.

The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval.  The Company shall have obtained the Requisite Shareholder Vote.

(b) Regulatory Approval.

(i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(ii) The Transaction Approvals shall have been obtained or the waiting periods applicable thereto shall have terminated or expired, which approvals shall not contain any non-customary conditions, restrictions, undertakings or limitations that would adversely affect the business of the Parent or the Company or its Subsidiaries.

(c) No Injunctions or Restraints, Illegality.

No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order, including taking such action as is required to comply with Section 6.5, and to appeal as promptly as possible any injunction or other order that may be entered and no Person shall have instituted any proceeding that is pending seeking a preliminary or permanent injunction or other order to prohibit consummation of the Merger.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.  (i) The representation and warranty of the Company set forth in Section 3.12 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Company set forth in Section 3.2, Section 3.5(a) and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date); (iii) except for the representations and warranties of the Company set forth in Section 3.2, Section 3.5(a), Section 3.12 and Section 3.24, each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect on the Company, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (iv) Parent shall have received at the Closing a certificate of an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of an executive officer of the Company to such effect.

(c) FIRPTA Certificate.  The Company shall have delivered to Parent a certificate of non-foreign status, issued by the Company pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations.

Section 7.3  Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.  (i) The representation and warranty set forth in Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representation and warranty set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date); (iii) except for the representations and warranties set forth in Section 4.2 and Section 4.9, each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Material Adverse Effect on Parent and Merger Sub, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), except where the failure of such representations and warranties to be true and correct as so made does not and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; and (iv) the Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1  Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Shareholder Vote (with any termination by Parent also being an effective termination and abandonment by Merger Sub) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before July 31, 2008 (the “Outside Date”); except that if the only reason for not consummating by July 31, 2008 is the non-expiration of the waiting period under the HSR Act (or any extension thereof), then the Outside Date shall be extended to October 1, 2008; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement primarily contributes to the failure of the Merger to be consummated by the Outside Date;

(ii) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or

(iii) the Requisite Shareholder Vote shall not have been obtained at the Company Shareholders Meeting.

(c) by Parent:

(i) provided Parent is not then in material breach of its obligations under this Agreement, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by the Company prior to the earlier of (x) the Outside Date, and (y) thirty (30) days following written notice to the Company by Parent or Merger Sub of such breach, and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b);

(ii) if the Board of Directors of the Company or any committee thereof shall have (A) failed to recommend approval of this Agreement or the Merger to the shareholders of the Company or effected a Recommendation Withdrawal (or shall have disclosed its intention to make a Recommendation Withdrawal), (B) recommended to the shareholders of the Company a Takeover Proposal, (C) determined that any Takeover Proposal is a Superior Proposal, or (D) failed to have called, given notice of, convened and held a Company Shareholders Meeting and to have taken a vote of shareholders to approve this Agreement and the Merger in breach in any material respect of its obligations under this Agreement to do so;

(iii) if the Company shall have breached its obligations under Section 6.3(a); or

(iv) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender offer or exchange offer or fails to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within ten (10) Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders).

(d) by the Company:

(i) provided the Company is not then in material breach of its obligations under this Agreement, if Parent shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by Parent prior to the earlier of (x) the Outside Date, and (y) thirty (30) days following written notice to Parent by the Company of such breach, and (B) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b).

(ii) only prior to obtaining the Requisite Shareholder Approval, in order to enter into a definitive agreement relating to a Superior Proposal if: (x) in light of such Superior Proposal, the Company shall have determined in good faith by resolution duly adopted after consultation with outside counsel that the failure by the Company Board to effect a change of Board recommendation would violate their fiduciary duties to the shareholders of the Company under applicable Law; (y) taking into account any revised proposal made by Parent following receipt of the notice referred to in Section 6.3(b), such Superior Proposal remains a Superior Proposal and (z) the Company has complied with its obligations under this Agreement.

Section 8.2  Effect of Termination.

In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.24, Section 4.8, this ARTICLE VIII and ARTICLE IX, each of which shall remain in full force and effect; provided, however, that nothing herein shall relieve the Company, Parent or Merger Sub from liabilities for damages incurred or suffered by Parent, Merger Sub or the Company, as the case may be, as a result of any fraud or intentional breach of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, subject to Section 8.3(e).

Section 8.3  Fees and Expenses.

(a) In the event that this Agreement is terminated by: (i) Parent pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(c)(iv); (ii) the Company pursuant to Section 8.1(d)(ii); or (iii) by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), provided that on or before the date of such termination, a Takeover Proposal shall have been publicly announced, disclosed or otherwise communicated to the Board of Directors of the Company; then the Company shall pay the Termination Fee as directed in writing by Parent promptly (but in any event within two (2) Business Days) following termination of this Agreement. “Termination Fee” shall mean 3.0% of the aggregate Merger Consideration.

(b) If any Shares held by either (I) the Chief Executive Officer of the Company, (II) the Chief Operating Officer of the Company, or (III) the Chief Financial Officer of the Company as of the date of this Agreement, or any shares of Company Common Stock acquired by any such officer after the date hereof (regardless of the manner in which they are acquired) and prior to the time of the taking of a vote to adopt and approve this Agreement and the Merger (a “Shareholder Vote”), are not voted in favor of the adoption and approval of this Agreement and the Merger (whether such shares (i) are voted against such adoption and approval, (ii) abstain from voting or (iii) are not voted) at the Company Shareholder’s Meeting (or any adjournment thereof) at which a Shareholder Vote is taken, and the Requisite Shareholder Vote is not obtained, then the Company shall pay the Termination Fee as directed in writing by Parent promptly (but in any event within two (2) Business Days) following termination of this Agreement.

(c) In the event that this Agreement is terminated by (i) Parent for any reason permitted under this Agreement other than (x) pursuant to Section 8.1(a), or (y) pursuant to Section 8.1(b)(i) (unless the reason for such termination is the failure to have occurred a vote of the shareholders of the Company with respect to the approval of this Agreement at the Company Shareholders Meeting) or (z) the failure to obtain Transaction Approvals; unless the reason for any such termination pursuant to clause (y) or (z) is a breach of this Agreement by the Company, or (ii) the Company pursuant to Section 8.1(b)(iii) or Section 8.1(d)(ii); then, in addition to any Termination Fee due, the Company shall pay promptly (but in any event within two (2) Business Days) following receipt of an invoice therefor the Termination Expenses as directed by Parent in writing. As used herein, “Termination Expenses” means Parent’s reasonable and properly documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including attorneys’ fees and expenses, accountants’ fees and expenses and investment bankers’ expenses (but not investment bankers’ fees)), but not to exceed $750,000.

(d) Any amount that becomes payable by the Company pursuant to Section 8.3(a) or Section 8.3(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent. The parties hereto agree and understand that in no event shall the Company be required to pay the Termination Fee and Termination Expenses on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to in Section 8.3(a), Section 8.3(b) and/or Section 8.3(c), as the case may be, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in Section 8.3(a), Section 8.3(b) and/or Section 8.3(c), as the case may be, then: (i) the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, and (ii) interest shall accrue on any amounts due, from and after the date such amount is due until paid in full at an annual rate equal to the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis, but not in excess of the maximum rate permitted by Law.

(e) Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to pay the Termination Fee or the Termination Expenses if immediately prior to the termination of this Agreement Parent was in material breach of its obligations under this Agreement. In addition, the parties hereby acknowledge that in the event the Termination Fee or the Termination Expenses become payable and are paid by the Company pursuant to this Section 8.3 (except in the case of any fraud or intentional breach or breach of the representations set forth in Section 3.24, Section 4.8 or the covenants set forth in Section 6.4), the receipt of such amount shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

Section 8.4  Procedure for Termination.

A termination of this Agreement and or abandonment of the transactions contemplated hereby pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors, and in the case of the Company, to the extent permitted by Law, action by the Board of Directors of the Company. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this ARTICLE IX.

Section 9.2  Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

QBE Holdings, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10015
Attention: Peter Maloney
Telephone: 212-894-7599
Fax: 212-422-1313

with a copy to (which shall not constitute notice):

Edwards Angell Palmer & Dodge LLP
90 State House Square
Hartford, CT 06103
Attention: Alan J. Levin, Esquire
Telephone: 860-541-7747
Fax: 860-527-4198

If to the Company, to:

North Pointe Holdings Corporation
28819 Franklin Road
P.O. Box 2223
Southfield, MI 48034
Attention: Chief Executive Officer
Telephone: 248-358-1171
Fax: 248-359-5780

if prior to the Effective Time, with a copy to (which shall not constitute notice):

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention: Donald J. Kunz, Esq.
Telephone: 313-465-7454
Fax: 313-465-7455

Section 9.3  Interpretation.

(a) When a reference is made in this Agreement to a section or schedule, such reference shall be to a section of or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Whenever the last day permitted for any action under this Agreement falls on a day other than a Business Day, the performing party shall be permitted to undertake such action on the next Business Day. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of any such agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.4  Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto has received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.5  Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, Exhibit 1.9 hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except, solely from and after the Effective Time (i) as provided in Section 6.9, (ii) for the right of the Company’s shareholders to receive the Merger Consideration pursuant to Section 1.6(b), and (iii) for the right of the Option holders to receive the consideration to which they are entitled pursuant to Section 1.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6  Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7  Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (i) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation, and (ii) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Parent without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement, in which event all references herein to Parent shall be deemed references to such Affiliate of Parent, except that all representations and warranties made herein with respect to Parent as of the date of this Agreement shall be deemed representations and warranties made with respect to such Affiliate of Parent as of the date of such designation; provided that any such assignment by Parent or Merger Sub (or any subsequent assignee) shall not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void ab initio.

Section 9.8  Amendment.

This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Requisite Shareholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company’s shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.9  Extension; Waiver.

At any time prior to the Effective Time, whether before or after the Requisite Shareholder Vote, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10  Governing Law And Venue; Waiver Of Jury Trial.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the conflict of laws provisions thereof.

(b) In any action or proceeding between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Courts of the State of Michigan in the County of Oakland (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in the Eastern District of Michigan); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Courts of the State of Michigan in the County of Oakland (or, if applicable, in the Federal court of the United States of America, sitting in the Eastern District of Michigan); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Courts of the State of Michigan in the County of Oakland (and, if applicable, the Federal court of the United States of America, sitting in the Eastern District of Michigan); and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Courts of the State of Michigan in the County of Oakland (or, if applicable, in the Federal court of the United States of America, sitting in the Eastern District of Michigan). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11  Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any Company Subsidiary were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in compliance with ARTICLE VIII, Parent and Merger Sub shall be entitled as a matter of right, and without posting or depositing any bond, collateral or surety, to an injunction or injunctions to prevent breaches by the Company of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, which other remedy is subject to Section 8.3(e), exclusively in the Courts of the State of Michigan in the County of Oakland (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in the Eastern District of Michigan), and any state appellate court therefrom within the State of Michigan (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal appellate court of the United States sitting in Michigan or Cincinnati, Ohio). Solely for purposes of specific enforcement under this Section 9.11, the limitations on liability set forth in Section 8.3(e) of this Agreement were not intended to serve as a measure of actual damage suffered hereunder. The parties acknowledge and agree that neither the Company nor any Company Subsidiary nor any other Person (other than the Parent and the Merger Sub) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement other than the confidentiality provisions of Section 6.4.

Section 9.12  Definitions.

As used in this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Beneficially Own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Board of Directors” means the Board of Directors of any specified Person.

“Board Recommendation” has the meaning set forth in Section 3.2(b).

“Book-Entry Shares” has the meaning set forth in Section 2.1(b).

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Capital City” has the meaning set forth in Section 3.27.

“Capital City Stock Purchase Agreement” has the meaning set forth in Section 3.27.

“Certificate” has the meaning set forth in Section 2.1(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company Approvals” has the meaning set forth in Section 3.3.

“Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former officer, employee or director of the Company or any Company Subsidiary has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any Company Subsidiary or which the Company or any Company Subsidiary has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any Company Subsidiary could incur any direct or indirect liability under the Code or ERISA or any similar non-United States Law, whether contingent or otherwise.

“Company Common Stock” has the meaning set forth in Section 1.6(b).

“Company Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Company Financial Advisor” means J.P. Morgan Securities Inc.

“Company Incentive Plans” means the Company’s Equity Incentive Plan, adopted by the Company on June 10, 2005.

“Company Permits” has the meaning set forth in Section 3.1.

“Company Preferred Stock” has the meaning set forth in Section 3.5(a).

“Company Producers” means agents, brokers, general agents, managing general agents, reinsurance intermediaries and insurance producers that sell, market, solicit or underwrite the insurance policies, and riders thereto, of the Company.

“Company Reinsurance Agreements” has the meaning set forth in Section 3.15(a).

“Company SAP Statements” has the meaning set forth in Section 3.10.

“Company SEC Documents” has the meaning set forth in Section 3.8(a).

“Company Securities” has the meaning set forth in Section 3.5(b).

“Company Shareholders Meeting” has the meaning set forth in Section 6.2.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Subsidiary Securities” has the meaning set forth in Section 3.6(b).

“Confidentiality Agreement” means that certain confidentiality agreement entered into between the Company and Parent, dated as of October 1, 2007.

“Constituent Documents” means, with respect to any entity, the articles or certificate of incorporation, bylaws or code of regulations of such entity, or any similar charter or other governing documents of such entity.

“DOJ” has the meaning set forth in Section 6.5(b).

“DOL” has the meaning set forth in Section 3.19(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset, other than Permitted Liens.

“Environmental Law” means any applicable federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety from exposure to Hazardous Substances, natural resources or the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” has the meaning set forth in Section 6.7.

“External Actuaries” has the meaning set forth in Section 3.10(b).

“FTC” has the meaning set forth in Section 6.5(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any nation or government, any state, agency, stock exchange, commission, or other political subdivision thereof, any insurance regulatory authority, or any entity (including a court) of competent jurisdiction exercising executive, legislative, judicial or administration functions of the government.

“Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation or polychlorinated biphenyls, or is petroleum or petroleum products, oil or petroleum wastes, radon gas or microbial contamination, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” or “toxic substance”, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local or foreign income or premium tax measured by or imposed upon net income or premiums.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnified Parties” and “Indemnified Party” have the meanings set forth in Section 6.9(a).

“Insurance Laws” has the meaning set forth in Section 3.3.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software and computer programs, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets and all similar intellectual property rights.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Parent, the actual knowledge of the individuals named on Section 9.12 of the Parent Disclosure Schedule after reasonable inquiry and (ii) with respect to the Company, the actual knowledge of the individuals named on Section 9.12 of the Company Disclosure Schedule after reasonable inquiry.

“Law” means rule, regulation, statute, Insurance Law, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Leased Real Property” has the meaning set forth in Section 3.16.

“Liens” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.

“Material Adverse Effect” means, (i) as to the Company, any event, change, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur: (A) changes or fluctuations in the economy or financial markets generally in the United States or changes or fluctuations that are the result of acts of war, armed hostilities or terrorism except to the extent such changes negatively affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to comparable participants in the Company’s and the Company Subsidiaries’ industry who operate in the same geographic areas as the Company and the Company Subsidiaries operate; (B) changes that are the result of factors generally affecting the property-casualty insurance and/or workers compensation industry and the geographic areas in which the Company and the Company Subsidiaries operate, including weather and regulatory changes, except to the extent such changes negatively affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to comparable participants in the Company’s and the Company Subsidiaries’ industry who operate in the same geographic areas as the Company and the Company Subsidiaries operate; (C) changes in GAAP, the rules or policies of the Public Company Accounting Oversight

Board, SAP in any state where the Company Subsidiaries operate, or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement, except to the extent such changes negatively affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to comparable participants in the Company’s and the Company Subsidiaries’ industry who operate in the same geographic areas as the Company and the Company Subsidiaries operate; (D) the suspension of trading in securities Nasdaq or a decline in the price, or a decline or increase in the trading volume, of the Company Common Stock on Nasdaq (it being agreed that the facts and circumstances giving rise to such declines or increases may be taken into account in determining whether there has been a Material Adverse Effect); (E) the entry into or announcement of the execution of this Agreement and consummation of the transactions contemplated hereby or the taking of any action outside of the ordinary course of business that is expressly required by this Agreement or that is taken at the express direction of Parent; (F) any failure by the Company to meet any estimates or projections of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (it being agreed that the facts and circumstances giving rise to such failures may be taken into account in determining whether there has been a Material Adverse Effect); (G)(I) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their businesses or securities (it being agreed that the facts and circumstances giving rise to any such changes or potential changes may be taken into account in determining whether there has been a Material Adverse Effect); or (II) any failure of any Affiliate of Parent or Merger Sub to obtain a specified credit rating or A.M. Best rating in connection with the transactions contemplated by this Agreement; or (H) any actions taken, or the failure to take any action, which Parent has requested in writing; and (ii) as to Parent and Merger Sub, taken as a whole, any event, change, circumst ance or effect that, individually or in the aggregate would reasonably be expected to prevent, materially delay or materially impact the consummation of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.23.

“MBCA” has the meaning set forth in the recitals.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 1.6(b).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Nasdaq” means The NASDAQ National Market.

“Note” means any outstanding promissory note executed in favor of the Company by an employee of the Company or any Company Subsidiary.

“Option” means the right to receive shares of Company Common Stock pursuant to the exercise of any stock options granted pursuant to the Company Incentive Plans.

“Order” means any order, writ, injunction, judgment, decree, ruling, award or settlement issued by a Governmental Entity, whether civil, criminal or administrative, applicable to the Company or any Company Subsidiary.

“Other Party” means, with respect to the Company, Parent, and means, with respect to Parent, the Company, unless the context otherwise requires.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 3.16.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Approvals” has the meaning set forth in Section 4.3.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE IV.

“Paying Agent” has the meaning set forth in Section 2.1(a).

“Permitted Liens” means (i) any liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) Encumbrances or Liens that do not, individually or in the aggregate, materially impair the continued use, operation or value of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as presently conducted and (v) immaterial easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).

“Proxy Statement” has the meaning set forth in Section 6.1.

“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, and to comply with a standstill provision, each of which provisions shall be no less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent, its Affiliates, and their respective personnel and Representatives; provided, that no such executed agreement shall prohibit or restrict any third party from submitting, amending, discussing, negotiating, entering into and consummating a Takeover Proposal with the Company or any of its advisors.

“Recommendation Withdrawal” has the meaning set forth in Section 6.2.

“Registered Intellectual Property” has the meaning set forth in Section 3.22(b).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, or emptying into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 6.4.

“Requisite Shareholder Vote” has the meaning set forth in Section 3.2(a).

“Restricted Shares” has the meaning set forth in Section 1.7.

“SAP” means statutory accounting principles prescribed or permitted by the applicable insurance Company Subsidiary’s domiciliary state regulator as in effect as of the date hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 1.6(b).

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.3(f).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 3.2(b).

“Takeover Proposal” has the meaning set forth in Section 6.3(f).

“Tax” (and with the correlative meaning “Taxes”) means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties thereon.

“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a Governmental Entity in respect of such report or return), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any Company Subsidiary.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Expenses” has the meaning set forth in Section 8.3(a).

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Transaction Approvals” has the meaning set forth in Section 4.3.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

QBE HOLDINGS, INC.

By:	/s/ TIMOTHY M. KENNY
Name:     Timothy M Kenny

Title:	Chief Executive Officer

NOBLE ACQUISITION CORPORATION

By:	/s/ TIMOTHY M. KENNY
Name:     Timothy M Kenny

Title:	Chief Executive Officer

NORTH POINTE HOLDINGS CORPORATION

By:	/s/ B. MATTHEW PETCOFF
Name:     B. Matthew Petcoff

Title:	Executive Vice President/ Chief Operating Officer

ANNEX B

PLAN OF MERGER
BETWEEN
NOBLE ACQUISITION CORPORATION
AND
NORTH POINTE HOLDINGS CORPORATION

This Plan of Merger (this “Plan”), dated as of January 3, 2008, is between NOBLE ACQUISITION CORPORATION, a Michigan corporation “Merger Sub,” and NORTH POINTE HOLDINGS CORPORATION, a Michigan corporation (the “Company”).

RECITALS

A. WHEREAS, Merger Sub is a corporation duly organized and existing under the laws of the State of Michigan.

B. WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of Michigan.

C. WHEREAS, the Board of Directors of each of the Company and Merger Sub have determined that it is in the best interests of their respective entities that Merger Sub merge with and into the Company (the “Merger”), in the manner and upon the terms and conditions hereinafter set forth and in accordance with the Michigan Business Corporation Act (the “MBCA”) and pursuant to this Plan and that certain Agreement and Plan of Merger, dated as of the date hereof, among QBE Holdings, Inc. (“Parent”), Merger Sub, and the Company (the “Agreement”), and have adopted and approved this Plan and the Agreement and have recommended approval of same to each of their respective shareholders.

D. WHEREAS, pursuant to the Merger, the separate corporate existence of Merger Sub (the “Merging Corporation”) will cease and the Company will continue under the name “North Pointe Holdings Corporation” as the surviving corporation of the Merger under the MBCA (the “Surviving Corporation”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being duly approved by Merger Sub and the Company, this Plan and the terms hereof, taken together with any actions required or permitted to be taken herein, are hereby determined and agreed upon as hereinafter set forth:

1. Certain Definitions.  Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Agreement. The following terms shall have the following meanings when used in this Plan:

(a) “Certificate of Merger” means the certificate of merger filed with the Michigan Department of Labor and Economic Growth, in such form as required by, and executed in accordance with, the relevant provisions of the MBCA.

(b) “Company Incentive Plans” means the Company’s Equity Incentive Plan, adopted by the Company on June 10, 2005.

(c) “Effective Time” means the date and time of the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth, or such later date and time as is specified in the Certificate of Merger, as agreed to by the parties hereto.

(d) “Option” means the right to receive shares of Company Common Stock pursuant to the exercise of any stock options granted pursuant to the Company Incentive Plans.

(e) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder).

(f) “Subsidiary” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(g) “Tax” (and with the correlative meaning “Taxes”) means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties thereon.

2. Name of the Constituent Corporations.  The name of each of the constituent corporations to the Merger and the Surviving Corporation are the following:

Merging Corporation	—	Noble Acquisition Corporation
Company	—	North Pointe Holdings Corporation
Surviving Corporation	—	North Pointe Holdings Corporation

3. Shares of the Constituent Corporations.  The designation and number of outstanding shares of each class and series of each of the constituent corporations to the Merger are as follows:

Merger Sub

Class/Series	Number of Shares	Entitled to Vote	Class Vote

Common	1,000	Yes	No

The Company

Class/Series	Number of Shares	Entitled to Vote	Class Vote

Common	8,919,329	Yes	No

The number of shares of the Company is subject to change before the Effective Time pursuant to the exercise of Options. As of the date of this Plan, Options to purchase an aggregate of 712,500 shares of Company Common Stock (as defined below) were issued and outstanding.

4. Terms and Conditions of the Merger.  The terms and conditions of the proposed Merger are the following:

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of the following securities, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of the following securities, each share of common stock of the Company (such shares, collectively, the “Company Common Stock,” and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Common Stock to be canceled pursuant to paragraph 4(c) hereof shall be automatically converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in the Section 2.2 of the Agreement) equal to $16.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer remain outstanding and shall automatically be canceled and shall be retired and cease to exist, and each holder of a certificate theretofore representing any such shares of the

Company Common Stock shall cease to have any rights with respect thereto, except the sole right to receive Merger Consideration upon surrender of such certificates in accordance with Section 2.1(b) of the Agreement, without interest.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of the following securities, each Share held in the treasury of the Company, or otherwise owned by Merger Sub, or owned by any direct or indirect Subsidiary of such Persons, or any Person as to which any of such Persons is a Subsidiary, in each case immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled without any conversion thereof and shall be retired and cease to exist and no consideration shall be paid with respect thereto.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of the Options, each Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into solely the right to receive from the Company an amount in cash, subject to any applicable withholding Tax, equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option and (y) the total number of Shares subject to such Option. In the event the exercise price of any Option is equal to or greater than the Merger Consideration, such Option shall be cancelled without payment therefor and shall have no further force or effect.

(e) Immediately prior to the Effective Time, each award of restricted or deferred Shares shall vest in full and be automatically converted into solely the right to receive the Merger Consideration as provided in paragraph 4(b) hereof, subject to any applicable withholding Tax.

(f) Prior to the Effective Time, the Company will cause to be effected any necessary amendments to the stock option or other plans of the Company and any other resolutions, consents, notices or actions, as may reasonably be required to effectuate the actions contemplated by paragraphs 4(d), 4(e), and 4(f) hereof and without any further compensation except as provided in this Plan.

(g) If, between the date of the Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted to provide to the holders of Shares the same economic result as contemplated by this Plan prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this paragraph 4(g).

5. Statement of Restatement of Articles of Incorporation.  At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall by virtue of the Merger be restated to read in their entirety as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be North Pointe Holdings Corporation, until amended or restated in accordance with the MBCA. The form of the restated Articles of Incorporation of the Surviving Corporation are attached as Exhibit A hereto.

6. Assumed Names.  As of the Effective Time, all assumed names of the Company shall transfer to the Surviving Corporation.

7. Closing.  Subject to the terms and conditions of this Plan and the Agreement, the closing of the Merger shall take place on the date and time and at the place set forth in the Agreement and the Merger shall become effective at the Effective Time in accordance with the Agreement.

8. Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the MBCA, including Section 724(1) of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

9. Miscellaneous.

(a) Subject to the terms and condition of the Agreement, the Surviving Corporation and the Merging Corporation shall take or cause to be taken all actions, or do or cause to be done, all things necessary, proper, advisable or desirable under Michigan laws to consummate the Merger and to make the Merger effective in accordance with this Plan and the Agreement, including the execution and filing of certificates, documents, information, returns and other agreements.

(b) Anything herein to the contrary notwithstanding, this Plan may be terminated and abandoned at any time prior to the Effective Time in accordance with, and subject to, the terms and conditions of the Agreement. This Plan shall automatically terminate and be abandoned upon the termination of the Agreement in accordance with its terms.

(c) This Plan may be executed in two counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Plan shall become effective when each party hereto has received counterparts thereof signed and delivered (by telecopy or otherwise) by the other party hereto.

(d) This Plan and the Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the subject matter hereof and thereof. In the event of any ambiguity or conflict between the terms and conditions of this Plan and the Agreement, the terms and conditions of the Agreement shall control.

(e) This Plan may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Requisite Shareholder Vote (as defined in the Agreement) is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company’s shareholders without such further approval. This Plan may not be amended except by an instrument in writing signed on behalf of each of the parties.

(f) If any term or other provision of this Plan is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Plan shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Plan so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(g) Neither this Plan nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Plan to any wholly-owned Subsidiary of Parent without the consent of the Company in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary; provided that any such assignment by Merger Sub (or any subsequent assignee) shall not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Plan or otherwise materially impede the rights of the shareholders of the Company under this Plan. Any purported assignment in violation of this Plan is void ab initio.

(h) Subject to the terms of the Agreement, at any time prior to the Effective Time, whether before or after the Requisite Shareholder Vote, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Plan to assert any of its rights under this Plan or otherwise shall not constitute a waiver of those rights.

(i) This Plan shall be binding upon and inure solely to the benefit of each party hereto, and, except, solely from and after the Effective Time (i) for the right of the Company’s shareholders to receive the Merger Consideration pursuant to paragraph 4(b) hereof, and (ii) for the right of the Option holders to receive the consideration to which they are entitled pursuant to paragraphs 4(d), 4(e), and 4(f) hereof, nothing in this Plan, express or implied, is intended to or shall confer upon any Person not a party to this Plan any rights, benefits or remedies of any nature whatsoever.

(j) All disputes, claims or controversies arising out of or relating to this Plan shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflict of laws provisions thereof.

[signatures on next page]

IN WITNESS WHEREOF, Merger Sub and the Company have caused this Plan of Merger to be signed as of the date first written above.

NOBLE ACQUISITION CORPORATION

By:
Name:

Title:

NORTH POINTE HOLDINGS CORPORATION

By:
Name:
Title:
.

[Signature Page to Plan of Merger]

Exhibit A

Form of Restated Articles of Incorporation of Surviving Corporation

[attached]

[Exhibit A to Plan of Merger]

ANNEX C

January 3, 2008

The Board of Directors
North Pointe Holdings Corporation
28819 Franklin Road
Southfield, Michigan 48034

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of North Pointe Holdings Corporation (the “Company”), of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with a wholly owned subsidiary of QBE Holdings, Inc. (“Parent”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, Parent and Parent’s wholly owned subsidiary, Noble Acquisition Corporation (“Merger Sub”), among other things, the Company will merge with Merger Sub with the Company surviving as a wholly owned subsidiary of Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by Parent or Merger Sub, or owned by any direct or indirect subsidiary of the Company, Parent or Merger Sub, in each case immediately prior to the effective time of the Merger, will be converted into the right to receive $16.00 per share in cash, without interest (the “Consideration”).

In arriving at our opinion, we have: (i) reviewed a draft dated January 3, 2008, of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft

J.P. Morgan Securities Inc. • 277 Park Avenue, New York, NY 10172
Telephone: 212 270 6000

C-1

thereof furnished to us. We have also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger, and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Consideration to be received by the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a small portion of which became payable upon our engagement by the Company as its financial advisor, a portion of which will become payable upon our delivery of this opinion and a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had significant commercial or investment banking relationships with the Company and Parent and its affiliates for which we and our affiliates have received significant compensation. Such services during such period have included acting as sole structuring advisor and joint bookrunner in a $550 million bond issuance by an affiliate of Parent in April 2007 and acting as the sole manager of the Company’s investment portfolio until August 2007. In addition, we and our affiliates have in the past provided, and may continue to provide, commercial or investment banking services to the Company and Parent and its affiliates, all for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/  J.P. Morgan Securities Inc.
J.P. Morgan Securities Inc.

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C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 10, 2008. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Special Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 + A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and a vote FOR Proposal 2. For Against Abstain For Against Abstain 1. Proposal to approve the adoption of the Agreement and 2. Proposal to approve the adjournment of the Special Plan of Merger, dated as of January 3, 2008, among QBE Meeting, if necessary or appropriate, to solicit additional Holdings, Inc., Noble Acquisition Corporation and North proxies if there are not sufficient votes at the time of the Pointe Holdings Corporation. Special Meeting to approve the adoption of the Agreement and Plan of Merger. Note: With respect to other matters that properly come before the Special Meeting, this proxy will be voted in the discretion of the named proxies. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate by President or other authorized officer. If a partnership, please sign in partnership named by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN0 2 A V 0 1 6 6 5 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — North Pointe Holdings Corporation SPECIAL MEETING OF SHAREHOLDERS APRIL 10, 2008. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints James G. Petcoff, Brian J. Roney and B. Matthew Petcoff, and each of them, with power of substitution, as proxies of the undersigned, to attend the Special Meeting of Shareholders of North Pointe Holdings Corporation (the “Company”), to be held at the Birmingham Conference Center, 31301 Evergreen Rd., Beverly Hills, MI 48025, on April 10, 2008 at 9:00 a.m. local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 3, 2008, AMONG QBE HOLDINGS, INC., NOBLE ACQUISITION CORPORATION AND NORTH POINTE HOLDINGS CORPORATION, AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ADOPTION OF THE MERGER AGREEMENT. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE SPECIAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS APPOINTED AS PROXIES. PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Special Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and a vote FOR Proposal 2. For Against Abstain For Against Abstain 1. Proposal to approve the adoption of the Agreement and 2. Proposal to approve the adjournment of the Special Plan of Merger, dated as of January 3, 2008, among QBE Meeting, if necessary or appropriate, to solicit additional Holdings, Inc., Noble Acquisition Corporation and North proxies if there are not sufficient votes at the time of the Pointe Holdings Corporation. Special Meeting to approve the adoption of the Agreement and Plan of Merger. Note: With respect to other matters that properly come before the Special Meeting, this proxy will be voted in the discretion of the named proxies. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate by President or other authorized officer. If a partnership, please sign in partnership named by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 1 6 6 5 6 2 +

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — North Pointe Holdings Corporation SPECIAL MEETING OF SHAREHOLDERS APRIL 10, 2008. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints James G. Petcoff, Brian J. Roney and B. Matthew Petcoff, and each of them, with power of substitution, as proxies of the undersigned, to attend the Special Meeting of Shareholders of North Pointe Holdings Corporation (the “Company”), to be held at the Birmingham Conference Center, 31301 Evergreen Rd., Beverly Hills, MI 48025, on April 10, 2008 at 9:00 a.m. local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 3, 2008, AMONG QBE HOLDINGS, INC., NOBLE ACQUISITION CORPORATION AND NORTH POINTE HOLDINGS CORPORATION, AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE ADOPTION OF THE MERGER AGREEMENT. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE SPECIAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS APPOINTED AS PROXIES. PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)